CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $0.001 par value	4,600,000	$24.85	$114,310,000	$13,099.93

(1)	Includes 600,000 shares that the underwriters have the option to purchase to cover over-allotments.
(2)	This filing fee is calculated and being paid pursuant to Rule 457(r) of the Securities Act of 1933 and relates to the registration statement on Form S-3 (File No. 333-183883) filed by RealPage, Inc. on September 13, 2012.

Filed Pursuant to Rule 424(b)(1)
Registration No. 333-183883

Prospectus Supplement to Prospectus Dated September 13, 2012

4,000,000 Shares

RealPage, Inc.

Common Stock

The selling stockholders identified in this prospectus supplement are offering 4,000,000 shares of our common stock. The selling stockholders will receive all net proceeds from the sale of shares of our common stock in this offering.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “RP.” On September 13, 2012, the last reported sale price for our common stock on The NASDAQ Global Select Market was $26.01 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The selling stockholders are selling to the underwriter 4,000,000 shares of common stock at a price of $24.75 per share, which will result in approximately $99,000,000 of net proceeds to the selling stockholders. The underwriter proposes to offer the shares of common stock from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See “Underwriting.”

The underwriters have an option to purchase a maximum of 600,000 additional shares from the selling stockholders to cover over-allotments. The underwriters can exercise this right at anytime within 30 days after the date of this prospectus supplement.

The underwriters expect to deliver the shares of common stock to purchasers on or about September 19, 2012.

Credit Suisse

The date of this prospectus supplement is September 14, 2012

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Available Information” in this prospectus supplement. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation by Reference” in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, including the information incorporated by reference herein as described under “Available Information,” and any free writing prospectus that we or such selling stockholder prepare and distribute. Neither we nor any such selling stockholder authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any such free writing prospectus.

This prospectus supplement may only be used to offer to sell, and seek offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

We have filed a registration statement on Form S-3 regarding this offering with the SEC under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus or other offering materials do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, therefore, file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus supplement, the accompanying prospectus or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

Unless the context indicates otherwise, the terms “RealPage,” “Company,” “we” and “our” in this prospectus refer to RealPage, Inc. and its consolidated subsidiaries. The phrase “this prospectus” refers to this prospectus supplement and the accompanying applicable prospectus, unless the context otherwise requires.

S-ii

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to the public from our website at www.realpage.com. However, the information on our website does not constitute a part of this prospectus, nor is it incorporated by reference herein.

In this document, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

•

our Annual Report on Form 10-K for the year ended December 31, 2011, including portions of our Proxy Statement on Schedule 14A filed with the SEC on April 12, 2012, to the extent incorporated by reference into the most recent Annual Report on Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•

our Current Reports on Form 8-K dated as of July 29, 2011; August 24, 2011; February 21, 2012; February 22, 2012; April 4, 2012; June 6, 2012; June 14, 2012; June 27, 2012; July 2, 2012; August 2, 2012 (Item 5.02 only) and September 13, 2012;

•	our Current Reports on Form 8-K/A dated as of October 11, 2011 and November 4, 2011; and

•	the description of our common stock contained in our Registration Statement on Form 8-A dated August 9, 2010.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 (including any financial statements or other exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

RealPage hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, including any exhibits that are specifically incorporated by reference in such documents. Requests for such copies should be directed to our Investor Relations department, at the following address:

RealPage, Inc.

4000 International Parkway

Carrollton, Texas 75007

(972) 820-3773

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into the registration statement of which this prospectus is a part contain forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts, “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These important factors include those that we discuss in the documents incorporated by reference and in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

S-iv

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, together with the information incorporated by reference before making an investment decision. You should pay special attention to any “Risk Factor” included in any document incorporated by reference herein, to determine whether an investment in our common stock is appropriate for you.

General

We are a leading provider of on demand software solutions for the rental housing industry. Our broad range of property management solutions enables owners and managers of single-family and a wide variety of multi-family rental property types to manage their marketing, pricing, screening, leasing, accounting, purchasing and other property operations. Our on demand software solutions are delivered through an integrated software platform that provides a single point of access and a shared repository of prospect, resident and property data. By integrating and streamlining a wide range of complex processes and interactions among the rental housing ecosystem of owners, managers, prospects, residents and service providers, our platform helps optimize the property management process and improves the experience for all of these constituents. Our solutions enable property owners and managers to optimize revenues and reduce operating costs through higher occupancy, improved pricing methodologies, new sources of revenue from ancillary services, improved collections and more integrated and centralized processes.

Recent Developments

On July 31, 2012, the Board of Directors (the “Board”) of the Company approved the appointment of William Chaney as Executive Vice President Enterprise Solutions and Janine Steiner Jovanovic as Executive Vice President Asset Optimization, each effective as of August 1, 2012. Mr. Chaney previously served as the Company’s President, OneSite, Payments and RealPage Exchange since January 2011, as the Company’s President, Velocity Utility Billing Services from January 2010 to January 2012, as the Company’s Senior Vice President, Product Management Resident Solutions from April 2009 to January 2010, and as the Company’s Senior Vice President, Payment Solutions from January 2008 to April 2009. Prior to joining the Company in 2008, Mr. Chaney was a Group President at Jack Henry and Associates, the Company’s payment processing partner, where he oversaw the Enterprise Payment Solutions division. Mr. Chaney was a founder and CEO of Select Payment Processing prior to selling his company to Jack Henry and Associates in 2004. In his new role, Mr. Chaney will oversee the Company’s enterprise solutions including OneSite, Velocity, OpsTechnology and Compliance Depot divisions. Janine Steiner Jovanovic has been President of YieldStar and MPF Research, one of the fastest growing divisions in the Company for the past five years. She is being promoted to run YieldStar, MPF Research and Business Analytics as well as the Company’s multifamily institutional sales force. In addition, the Company’s LeasingDesk product family will be consolidated with the Company’s YieldStar product family also to be run by Ms. Jovanovic. Prior to joining the Company in 2007, Ms. Jovanovic served as SVP of Administrative Services at JPI Companies and as Senior Manager of KPMG’s Real Estate Consulting practice.

On September 7, 2012, the Board approved the appointment of Alex Chang as Executive Vice President Marketing Solutions effective as of September 24, 2012, in which role he will focus his energy on the Company’s largest division, which includes LeaseStar, contact center, RealPage Senior, Propertyware, WelcomeHome and payment processing. Prior to joining the Company, Mr. Chang served as CEO of Roost.com, a social media marketing provider for small and mid-size businesses, which he founded in 2007. When Roost.com was acquired by VerticalResponse in December 2011, Mr. Chang joined VerticalResponse as Vice President of Social Products. Mr. Chang received his B.A. in Political Science from Middlebury College and his M.B.A. from U.C. Berkeley.

On September 7, 2012, the Board approved the appointment of Dirk Wakeham as Executive Vice President Business Development.

On September 12, 2012, the Company entered into a First Amendment to Amended and Restated Credit Agreement (the “Amendment”), which amends the Amended and Restated Credit Agreement, dated as of December 22, 2011, among the Company, Wells Fargo Capital Finance, LLC, and the lenders party thereto. Pursuant to the

Amendment, the parties agreed to (i) increase the limits on the Company’s annual capital expenditures to $23 million for 2012 and $20 million for 2013 and each fiscal year thereafter, (ii) modify the definition of EBITDA to increase the litigation fees, costs and expenses related to the Company’s litigation with Yardi Systems, Inc. that may be included in EBITDA to $1.4 million in fiscal year 2011 and $10.8 million in fiscal year 2012, subject in each case to a liquidity threshold, and (iii) reduce the margins applicable to LIBOR rate loans made or entered into on or after September 24, 2012 to a range of 2.25% to 2.50%, based on the Company’s senior leverage ratio.

Corporate Information

We were incorporated in the State of Delaware in December 2003 through a merger with our predecessor entity, RealPage, Inc., a Texas corporation, which was originally incorporated in November 1998 as Seren Capital Acquisition Corp. Our principal executive offices are located at 4000 International Parkway, Carrollton, Texas 75007, and our telephone number is (972) 820-3000. Our website address is www.realpage.com. The information on, or that can be accessed through, our website is not part of this prospectus.

The Offering

Common stock offered by the selling stockholders	4,000,000 shares
Total common stock to be outstanding after this offering	73,658,956 shares
Underwriters’ option to purchase additional shares	600,000 shares
Use of proceeds	The selling stockholders will receive all of the net proceeds from the offering and we will not receive any proceeds from the sale of shares in this offering. The selling stockholders are entities affiliated with a member of our board of directors. See “Use of Proceeds.”
Risk factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.
NASDAQ Global Select Market symbol	“RP”

The number of shares of common stock that will be outstanding after this offering is based on 73,658,956 shares of our common stock outstanding as of June 30, 2012 and excludes:

•

700,000 shares of our common stock potentially issuable in connection with earn-outs for acquisitions completed before the date of this prospectus supplement, of which 100,000 were issued between June 30, 2012 and the date of this prospectus supplement;

•	7,210,391 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2012, with a weighted average exercise price of $11.31 per share;

•	361,516 shares of our common stock issued pursuant to restricted stock awards after June 30, 2012 under our 2010 Equity Incentive Plan; and

•	20,934,259 shares of common stock reserved for future issuance under our 2010 Equity Incentive Plan.

Unless otherwise indicated, the information in this prospectus assumes:

•	no exercise of options outstanding as of June 30, 2012; and

•	no exercise by the underwriters of their right to purchase up to 600,000 shares of common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors identified in this prospectus, any related free writing prospectuses that we authorize for use in connection with this offering, as well as in our Quarterly Report on Form 10-Q filed with the SEC on August 7, 2012 and any risk factors in documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are deemed to be incorporated by reference into this prospectus in addition to the other information contained in this prospectus,, the documents incorporated by reference herein, and in any free writing prospectuses that we authorize for use in connection with this offering, before deciding whether to purchase any of our common stock. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described in the documents incorporated by reference, you should also refer to the other information contained in or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before deciding to purchase any shares of our common stock.

Our quarterly operating results have fluctuated in the past and may fluctuate in the future, which could cause our stock price to decline.

Our quarterly operating results may fluctuate as a result of a variety of factors, many of which are outside of our control. Fluctuations in our quarterly operating results may be due to a number of factors, including the risks and uncertainties discussed elsewhere in this prospectus. Some of the important factors that could cause our revenues and operating results to fluctuate from quarter to quarter include:

•	the extent to which on demand software solutions maintain current and achieve broader market acceptance;

•	our ability to timely introduce enhancements to our existing solutions and new solutions;

•	our ability to increase sales to existing customers, attract new customers and retained existing customers;

•	changes in our pricing policies or those of our competitors;

•	the variable nature of our sales and implementation cycles;

•	general economic, industry and market conditions in the rental housing industry that impact the financial condition of our current and potential customers;

•	the amount and timing of our investment in research and development activities;

•	technical difficulties, service interruptions, data or document losses or security breaches;

•	Internet usage trends among consumers, and the methodologies internet search engines utilized to direct those consumers to websites such as our LeaseStar product family;

•	our ability to hire and retain qualified key personnel, including the rate of expansion of our sales force and IT department;

•

changes in the legal, regulatory or compliance environment related to the rental housing industry, including without limitation fair credit reporting, payment processing, privacy, utility billing, insurance, the Internet and e-commerce, licensing, HIPAA and HITECH;

•	the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure;

•	the timing of revenue and expenses related to recent and potential acquisitions or dispositions of businesses or technologies;

•	our ability to integrate acquisition operations in a cost-effective and timely manner;

•	litigation and settlement costs, including unforeseen costs;

•	public company reporting requirements; and

•	new accounting pronouncements and changes in accounting standards or practices, particularly any affecting the recognition of subscription revenue or accounting for mergers and acquisitions.

Fluctuations in our quarterly operating results or guidance that we provide may lead analysts to change their long-term model for valuing our common stock, cause us to face short-term liquidity issues, impact our ability to retain or attract key personnel or cause other unanticipated issues, all of which could cause our stock price to decline. As a result of the potential variations in our quarterly revenue and operating results, we believe that quarter-to-quarter comparisons of our revenues and operating results may not be meaningful and the results of any one quarter should not be relied upon as an indication of future performance.

We have a history of operating losses and may not maintain profitability in the future.

We have not been consistently profitable on a quarterly or annual basis. While we have experienced significant growth over recent quarters, we may not be able to sustain or increase our growth or profitability in the future. We expect to make significant future expenditures related to the development and expansion of our business. As a result of increased general and administrative expenses due to the additional operational and reporting costs associated with being a public company, we will need to generate and sustain increased revenue to achieve future profitability expectations. We may incur significant losses in the future for a number of reasons, including the other risks and uncertainties described in this prospectus. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays and other unknown factors that may result in losses in future periods. If these losses exceed our expectations or our growth expectations are not met in future periods, our financial performance will be affected adversely.

If we are unable to manage the growth of our diverse and complex operations, our financial performance may suffer.

The growth in the size, dispersed geographic locations, complexity and diversity of our business and the expansion of our product lines and customer base has placed, and our anticipated growth may continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. We increased our number of employees from 654 as of December 31, 2007 to 2,478 as of June 30, 2012. We increased our number of on demand customers from 2,199 as of December 31, 2007 to over 8,200 as of June 30, 2012. We increased the number of on demand product centers that we offer from 25 as of December 31, 2007 to 49 as of June 30, 2012. In addition, in the past, we have grown and expect to continue to grow through acquisitions. Our ability to effectively manage our anticipated future growth will depend on, among other things, the following:

•	successfully supporting and maintaining a broad range of solutions;

•	maintaining continuity in our senior management and key personnel;

•	attracting, retaining, training and motivating our employees, particularly technical, customer service and sales personnel;

•	enhancing our financial and accounting systems and controls;

•	enhancing our information technology infrastructure, processes and controls; and

•	managing expanded operations in geographically dispersed locations.

If we do not manage the size, complexity and diverse nature of our business effectively, we could experience product performance issues, delayed software releases and longer response times for assisting our customers with implementation of our solutions and could lack adequate resources to support our customers on an ongoing basis, any of which could adversely affect our reputation in the market and our ability to generate revenue from new or existing customers.

The nature of our platform is complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income and reputation.

We manage a complex platform of solutions that consists of our property management systems, integrated software-enabled value-added services and web-based advertising and lease generation services. Many of our solutions include a large number of product centers that are highly integrated and require interoperability with other RealPage products, as well as products and services of third-party service providers. Additionally, we typically deploy new releases of the software underlying our on demand software solutions on a bi-weekly, monthly or quarterly schedule depending on the solution. Due to this complexity and the condensed development cycles under which we operate, we may experience errors in our software, corruption or loss of our data or unexpected performance issues from time to time. For example, our solutions may face interoperability difficulties with software operating systems or programs being used by our customers, or new releases, upgrades, fixes or the integration of acquired technologies may have unanticipated consequences on the operation and performance of our other solutions. If we encounter integration challenges or discover errors in our solutions late in our development cycle, it may cause us to delay our launch dates. Any major integration or interoperability issues or launch delays could have a material adverse effect on our revenues, operating income and reputation.

Our business depends substantially on customers renewing and expanding their subscriptions for our solutions and any increase in customer cancellations or decline in customer renewals or expansions would harm our future operating results.

With the exception of some of our LeaseStar and Propertyware solutions, which are typically month-to-month, we generally license our solutions pursuant to customer agreements with a term of one year. Our customers have no obligation to renew these agreements after their term expires, or to renew these agreements at the same or higher annual contract value. In addition, under specific circumstances, our customers have the right to cancel their customer agreements before they expire, for example, in the event of an uncured breach by us, or in some circumstances, by giving 30 days’ notice or paying a cancellation fee. In addition, customers often purchase a higher level of professional services in the initial term than they do in renewal terms to ensure successful activation. As a result, our ability to grow is dependent in part on customers purchasing additional solutions or professional services after the initial term of their customer agreement. Though we maintain and analyze historical data with respect to rates of customer renewals, upgrades and expansions, those rates may not accurately predict future trends in customer renewals. Our customers’ renewal rates may decline or fluctuate for a number of reasons, including, but not limited to, their level of satisfaction with our solutions, our pricing, our competitors’ pricing, reductions in our customers’ spending levels or reductions in the number of units managed by our customers. If our customers cancel or amend their agreements with us during their term, do not renew their agreements, renew on less favorable terms or do not purchase additional solutions or professional services in renewal periods, our revenue may grow more slowly than expected or decline and our profitability may be harmed.

Additionally, we have experienced, and expect to continue to experience, some level of customer turnover as properties are sold and the new owners and managers of properties previously owned or managed by our customers do not continue to use our solutions. We cannot predict the amount of customer turnover we will experience in the future.

However, we have experienced slightly higher rates of customer turnover with our recently acquired Propertyware property management system, primarily because it serves smaller properties than our OneSite property management system, and we may experience higher levels of customer turnover to the extent Propertyware grows as a percentage of our revenues. If we experience increased customer turnover, our financial performance and operating results could be adversely affected.

We have also experienced, and expect to continue to experience, some number of consolidations of our customers with other parties. If one of our customers consolidates with a party who is not a customer, our customer may decide not to continue to use our solutions. In addition, if one of our customers is consolidated with another customer, the acquiring customer may have negotiated lower prices for our solutions or may use fewer of our solutions than the acquired customer. In each case, the consolidated entity may attempt to negotiate lower prices for using our solutions as a result of their increased size. These consolidations may cause us to lose customers or require us to reduce prices as a result of enhanced customer leverage, which could cause our financial performance and operating results to be adversely affected.

Because we recognize subscription revenue over the term of the applicable customer agreement, a decline in subscription renewals or new service agreements may not be reflected immediately in our operating results.

We generally recognize revenue from customers ratably over the terms of their customer agreements which, with the exception of our month-to-month advertising, lease generation and Propertyware agreements, are typically one year. As a result, much of the revenue we report in each quarter is deferred revenue from customer agreements entered into during previous quarters. Consequently, a decline in new or renewed customer agreements in any one quarter will not be fully reflected in our revenue or our results of operations until future periods. Accordingly, this revenue recognition model also makes it difficult for us to rapidly increase our revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable subscription term.

We may not be able to continue to add new customers and retain and increase sales to our existing customers, which could adversely affect our operating results.

Our revenue growth is dependent on our ability to continually attract new customers while retaining and expanding our service offerings to existing customers. Growth in the demand for our solutions may be inhibited and we may be unable to sustain growth in our customer base for a number of reasons, including, but not limited to:

•	our failure to develop new or additional solutions:

•	our inability to market our solutions in a cost-effective manner to new customers or in new vertical or geographic markets;

•	our inability to expand our sales to existing customers;

•	the inability of our LeaseStar product family to grow traffic to its websites, resulting in lower levels of lead and lease/move-in traffic to customers;

•	our inability to build and promote our brand; and

•	perceived security, integrity, reliability, quality or compatibility problems with our solutions.

A substantial amount of our past revenue growth was derived from purchases of upgrades and additional solutions by existing customers. Our costs associated with increasing revenue from existing customers are generally lower than costs associated with generating revenue from new customers. Therefore, a reduction in the rate of revenue increase from our existing customers, even if offset by an increase in revenue from new customers, could reduce our profitability and have a material adverse effect on our operating results.

If we are not able to integrate past or future acquisitions successfully, our operating results and prospects could be harmed.

We have acquired new technology and domain expertise through multiple acquisitions, including our most recent acquisition of Compliance Depot in May 2011, SeniorLiving.net in July 2011, Multifamily Technology Solutions, Inc. in August 2011, Vigilan, Inc. in January 2012 and RentMineOnline, Inc. in July 2012. We expect to continue making acquisitions. The success of our future acquisition strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions. Acquisitions are inherently risky, and any acquisitions we complete may not be successful. Any acquisitions we pursue would involve numerous risks, including the following:

•	difficulties in integrating and managing the operations and technologies of the companies we acquire;

•	diversion of our management’s attention from normal daily operations of our business;

•	our inability to maintain the key employees, the key business relationships and the reputations of the businesses we acquire;

•	the acquisitions may generate insufficient revenue to offset our increased expenses associated with acquisitions;

•

our responsibility for the liabilities of the businesses we acquire, including, without limitation, liabilities arising out of their failure to maintain effective data security, data integrity, disaster recovery and privacy controls prior to the acquisition, or their infringement or alleged infringement of third party intellectual property, contract or data access rights prior to the acquisition;

•	difficulties in complying with new regulatory standards to which we were not previously subject;

•	delays in our ability to implement internal standards, controls, procedures and policies in the businesses we acquire; and

•	adverse effects of acquisition activity on the key performance indicators we use to monitor our performance as a business.

Our current acquisition strategy includes the acquisition of companies that offer property management systems that may not interoperate with our software-enabled value-added services. In order to integrate and fully realize the benefits of such acquisitions, we expect to build application interfaces that enable such customers to use a wide range of our solutions while they continue to use their legacy management systems. In addition, over time we expect to migrate the acquired company’s customers to our on demand property management systems to retain them as customers and to be in a position to offer them our solutions on a cost-effective basis. These efforts may be unsuccessful or entail costs that result in losses or reduced profitability.

We may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us, or at all. If we finance acquisitions by issuing equity or convertible debt securities, our existing stockholders will likely experience ownership dilution, and if we finance future acquisitions with debt funding, we will incur interest expense and may have to comply with additional financing covenants or secure that debt obligation with our assets.

If we are unable to successfully develop or acquire and sell enhancements and new solutions, our revenue growth will be harmed and we may not be able to meet profitability expectations.

The industry in which we operate is characterized by rapidly changing customer requirements, technological developments and evolving industry standards. Our ability to attract new customers and increase revenue from existing customers will depend in large part on our ability to successfully develop, bring to market and sell enhancements to our existing solutions and new solutions that effectively respond to the rapid changes in our industry. Any enhancements or new solutions that we develop or acquire may not be introduced to the market in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate the revenue required to offset the operating expenses and capital expenditures related to development or acquisition. If we are unable to timely develop or acquire and sell enhancements and new solutions that keep pace with the rapid changes in our industry, our revenue will not grow as expected and we may not be able to maintain or meet profitability expectations.

We derive a substantial portion of our revenue from a limited number of our solutions and failure to maintain demand for these solutions or diversify our revenue base through increasing demand for our other solutions could negatively affect our operating results.

Historically, a majority of our revenue was derived from sales of our OneSite property management system and our LeasingDesk software-enabled value-added service. If we are unable to develop enhancements to these solutions to maintain demand for these solutions or to diversify our revenue base by increasing demand for our other solutions, our operating results could be negatively impacted.

We use a small number of data centers to deliver our solutions. Any disruption of service at our data centers or other facilities could interrupt or delay our customers’ access to our solutions, which could harm our operating results.

The ability of our customers to access our service is critical to our business. We currently serve a majority of our customers from a primary data center located in Carrollton, Texas. We also maintain a secondary data center in downtown Dallas, Texas, approximately 20 miles from our primary data center. Services of our most recent acquisitions are provided from data centers located across the United States, many of which are operated by third party data vendors. We plan to maintain a data center in San Francisco for LeaseStar and certain other solutions and intend to migrate all other data services to our primary and secondary data centers in Carrollton and Dallas. Until this migration is complete, we have no assurances that the policies and procedures in place at our Carrollton and Dallas data centers will be followed at data centers operated by third party vendors or even at our other locations. Any event resulting in extended interruption or delay in our customers’ access to our services or their data could harm our operating results. There can be no certainty that the measures we have taken to eliminate single points of failure in the primary and secondary data centers will be effective to prevent or minimize interruptions to our operations. Our data centers or other facilities are vulnerable to interruption or damage from a number of sources, many of which are beyond our control, including, without limitation:

•	extended power loss;

•	telecommunications failures from multiple telecommunication providers or other internet service providers;

•	natural disaster or an act of terrorism;

•	software and hardware errors, or failures in our own systems or in other systems;

•	network environment disruptions such as computer viruses, hacking and similar problems in our own systems and in other systems;

•	theft and vandalism of equipment;

•	actions or events arising from human error; and

•	actions or events caused by or related to third parties.

The occurrence of an extended interruption of services at one or more of our data centers or other facilities could result in lengthy interruptions in our services. Since January 1, 2007, we have experienced two extended service interruptions lasting more than eight hours caused by equipment and hardware failures. Our service level agreements require us to refund a prorated portion of the access fee if we fail to satisfy our service level commitments related to availability. Refunds for breach of this service level commitment have resulted in immaterial payments to customers in the past. An extended service outage could result in refunds to our customers and harm our customer relationships. In addition, under our some of our advertising and lease generation agreements, we are generally paid for performance and would be unable to perform services under those agreements in the event of a service interruption.

We attempt to mitigate these risks at our data centers or other facilities through various business continuity efforts, including redundant infrastructure, 24 x 7 x 365 system activity monitoring, backup and recovery procedures, use of a secure off-site storage facility for backup media, separate test systems and change management and system security measures, but our precautions may not protect against all potential problems. Our secondary data center is equipped with physical space, power, storage and networking infrastructure and Internet connectivity to support the solutions we provide in the event of the interruption of services at our primary data center. Even with this secondary data center, however, our operations would be interrupted during the transition process should our primary data center experience a failure. Moreover, both our primary and secondary data centers are located in the greater metropolitan Dallas area. As a result, any regional disaster could affect both data centers and result in a material disruption of our services.

For customers who specifically pay for accelerated disaster recovery services, we replicate their data from our primary data center to our secondary data center with the necessary stand-by servers and disk storage available to provide services within two hours of a disaster. This process is currently audited by some of our customers who pay for this service on an annual basis. For customers who do not pay for such services, our current service level agreements with our customers require that we provide disaster recovery within 72 hours.

Disruptions at our data centers or other facilities could cause disruptions in our services and data or document loss or corruption. This could damage our reputation, cause us to issue credits to customers, subject us to potential liability or costs related to defending against claims or cause customers to terminate or elect not to renew their agreements, any of which could negatively impact our revenues.

We provide service level commitments to our customers, and our failure to meet the stated service levels could significantly harm our revenue and our reputation.

Our customer agreements provide that we maintain certain service level commitments to our customers relating primarily to product functionality, network uptime, critical infrastructure availability and hardware replacement. For example, our service level agreements generally require that our solutions are available 98% of the time during coverage hours (normally 6:00 a.m. though 10:00 p.m. Central time daily) 365 days per year. If we are unable to meet the stated service level commitments, we may be contractually obligated to provide customers with refunds or credits. Additionally, if we fail to meet our service level commitments a specified number of times within a given time frame or for a specified duration, our customers may terminate their agreement with us or extend the term of their agreement at no additional fee. As a result, a failure to deliver services for a relatively short duration could cause us to issue credits or refunds to a large number of affected customers or result in the loss of customers. In addition, we cannot assure you that our customers will accept these credits, refunds, termination or extension rights in lieu of other legal remedies that may be available to them. Our failure to meet our commitments could also result in substantial customer dissatisfaction or loss. Because of the loss of future revenues through the issuance of credits or the loss of customers or other potential liabilities, our revenue could be significantly impacted if we cannot meet our service level commitments to our customers.

We face intense competitive pressures and our failure to compete successfully could harm our operating results.

The market for many of our solutions is intensely competitive, fragmented and rapidly changing. Some of these markets have relatively low barriers to entry. With the introduction of new technologies and market entrants, we expect competition to intensify in the future. Increased competition generally could result in pricing pressures, reduced sales and reduced margins. Often we compete to sell our solutions against existing systems that our potential customers have already made significant expenditures to install.

Our competitors vary depending on our product and service. In the market for accounting software we compete with Yardi, MRI, AMSI, Intacct, NetSuite, Intuit, Oracle, PeopleSoft, J.D. Edwards, SAP, Microsoft, AppFolio and other small providers of accounting software. Accounting software typically requires high switching costs. In the market for property management software, we face competitive pressure from Yardi and its Voyager products, AMSI Property Management (owned by Infor Global Solutions, Inc.), Property Boulevard, Inc., Boston Post (acquired by MRI Software LLC), Jenark (owned by CoreLogic), Entrada (a division of Property Solutions International (“Property Solutions”)) and MRI Software LLC. In the single-family market, our accounting and property management Systems primarily compete with Yardi, AppFolio, Intuit, DIY Real Estate Solutions (acquired by Yardi), Buildium, LLC, Rent Manager (owned by London Computer Systems, Inc.) and Property Boss Solutions, LLC.

In the market for vertically-integrated cloud computing for multifamily real estate owners and property managers, our only substantial competition is from Yardi and Property Solutions. We also compete with cloud computing service providers such as Amaton.com, Rackspace, IBM and many others.

We offer a number of software-enabled value-added services that compete with a disparate and large group of competitors. In the applicant screening market, our principal competitors are LexisNexis, CoreLogic, Inc. (formerly First Advantage Corporation, an affiliate of The First American Corporation), TransUnion Rental Screening Solutions, Inc. (a subsidiary of TransUnion LLC), Yardi, On-Site.com and many other smaller regional and local screening companies. In the insurance market, our principal competitors are Assurant, Inc., Bader Company, Property Solutions and a number of national insurance underwriters (including GEICO Corporation, The Allstate Corporation, State Farm Fire and Casualty Company, Farmers Insurance Exchange, Nationwide Mutual Insurance Company and United Services Automobile Association) that market renters insurance. There are many smaller screening and insurance providers in the risk mitigation area that we encounter less frequently, but they nevertheless present a competitive presence in the market.

In the customer relationship management, or CRM, market, we compete with providers of contact center and call tracking services, including Call Source Inc. (currently owned by Lease Hawk), Yardi, Property Solutions and numerous regional and local contact centers. In addition, we compete with lead tracking solution providers, including Call Source Inc., Lead Tracking Solutions (recently acquired by Yardi) and Who’s Calling, Inc. In addition, we compete with content syndication providers Realty DataTrust Corporation (acquired by MRI Software, LLC), RentSentinel.com (owned by Yield Technologies, Inc.) and rentbits.com, Inc. Finally, we compete with companies providing web portal services, including Apartments24-7.com, Inc., Ellipse Communications, Inc., Property Solutions, GS Search Marketing, Inc., Spherexx.com, Active Building and Yardi. Certain Internet listing services also offer websites for their customers, usually as a free value add to their listing service.

In the marketing and web portal services market, we compete with G5 Search Marketing, Inc., Spherexx LLC, ReachLocal, Inc., Property Solutions, Yodle, Inc. and many local or regional advertising agencies.

In the Internet listing service market, we compete with ForRent (a division of Dominium Enterprises), Apartment Guide (a division of Primedia Inc.), Rent.com (owned by Primedia, Inc.), Apartments.com (a division of Classified Ventures, LLC, Apartment Finder (a division of Network Communications, Inc.), Move, Inc., Property Solutions, Rent Café, (a division of Yardi) and many other companies in regional areas.

In the Senior Living market, we compete against A Place for Mom, Inc., SeniorsForLiving, Inc., Care.com, Inc., Caring, Inc., Care Patrol Franchise Systems, LLC, Yardi, Aging with Grace, LLC, and SeniorHomes.com (owned by Moseo, Corp.) and many other companies in regional areas.

In the utility billing and energy management market, we compete at a national level with American Utility Management, Inc., Conservice, LLC, ista North America (recently acquired by Yardi), NWP Services Corporation, Minol USA, L.P. and Yardi. Many other smaller utility billing companies compete for smaller rental properties or in regional areas.

In the revenue management market, we compete with The Rainmaker Group, Inc. and Yardi. MPF Research competes with Reis, Axiometrix and CoStar / PPR.

In the spend management market, we compete with Yardi, AvidXchange, Inc., Nexus Systems, Inc., Ariba, Inc. and Oracle Corporation.

In the payment processing market, we compete with Chase Paymentech Solutions, LLC (a subsidiary of JPMorgan Chase & Co.), First Data Corporation, Fiserv, Inc., MoneyGram International, Inc., NWP Services Corporation, Property Solutions, RentPayment.com (a subsidiary of Yapstone, Inc.), Yardi and a number of national banking institutions.

In addition, many of our existing or potential customers have developed or may develop their own solutions that may be competitive with our solutions. We also may face competition for potential acquisition targets from our competitors who are seeking to expand their offerings.

With respect to all of our competitors, we compete based on a number of factors, including total cost of ownership, level of integration with property management systems, ease of implementation, product functionality and scope, performance, security, scalability and reliability of service, brand and reputation, sales and marketing capabilities and financial resources. Some of our existing competitors and new market entrants may enjoy substantial competitive advantages, such as greater name recognition, longer operating histories, larger installed customer bases and larger sales and marketing budgets, as well as greater financial, technical and other resources. In addition, any number of our existing competitors or new market entrants could combine or consolidate to become a more formidable competitor with greater resources. As a result of such competitive advantages, our existing and future competitors may be able to:

•	develop superior products or services, gain greater market acceptance and expand their offerings more efficiently or more rapidly;

•	adapt to new or emerging technologies and changes in customer requirements more quickly;

•	take advantage of acquisition and other opportunities more readily;

•	adopt more aggressive pricing policies and devote greater resources to the promotion of their brand and marketing and sales of their products and services; and

•	devote greater resources to the research and development of their products and services.

If we are not able to compete effectively, our operating results will be harmed.

We integrate our software-enabled value-added services with competitive property management software for some of our customers. Our application infrastructure, marketed to our customers as The RealPage Cloud, is based on an open architecture that enables third-party applications to access and interface with applications hosted in The RealPage Cloud through our RealPage Exchange platform. Likewise, through this platform our RealPage Cloud services are able to access and interface with other third-party applications, including third-party property management systems. We also provide services to assist in the implementation, training, support and hosting with respect to the integration of some of our competitors’ applications with our solutions. We sometimes rely on the cooperation of our competitors to implement solutions for our customers. However, frequently our reliance on the cooperation of our competitors can result in delays in integration. There is no assurance that our competitors, even if contractually obligated to do so, will continue to cooperate with us or will not prospectively alter their obligations to do so. We also occasionally develop interfaces between our software-enabled value-added services and competitor property management software without their cooperation or consent. There is no assurance that our competitors will not alter their applications in ways that inhibit or prevent integration or assert that their intellectual property rights restrict our ability to integrate our solutions with their applications. Moreover, regardless of merit, such interface-related activity may result in costly litigation.

On January 24, 2011, one of our competitors, Yardi, filed a lawsuit in the U.S. District Court for the Central District of California against RealPage, Inc. and DC Consulting, Inc. The lawsuit alleged claims for relief for violation of the Computer Fraud and Abuse Act, violation of the California Comprehensive Data Access and Fraud Act, violation of the Digital Millennium Copyright Act, copyright infringement, trade secret misappropriation, unfair competition, and inducement of breach of contract. Yardi sought injunctive relief, punitive damages, recovery of all profits attributable to the defendants’ allegedly wrongful acts and infringements, statutory damages, exemplary damages, prejudgment interest, and attorneys’ fees and costs. Yardi alleged, among other things, that RealPage took Yardi employee, client and independent consultant credentials and used them to access Yardi’s computer system and steal Yardi’s trade secrets and copyrighted software, related support documentation, price lists and other proprietary information. In addition, Yardi alleged that RealPage improperly obtained administrative-level access to Yardi’s software and copied it onto RealPage’s servers for its own competitive purposes, used these unauthorized software copies to discover the allegedly proprietary programming, functionality and feature set of Yardi’s software, to compete unfairly against Yardi, to create unauthorized derivative works from Yardi’s software, and to enhance RealPage’s own products and services. Yardi alleged that in doing so, and in offering to indemnify our customers, RealPage induced Cloud customers to violate their confidentiality and other agreements with Yardi. RealPage answered Yardi’s complaint and also filed counterclaims against Yardi. RealPage’s counterclaims alleged that Yardi and its agents wrongfully obtained and used our trade secrets and engaged in anti-competitive behavior with respect to certain of our clients. RealPage’s counterclaims sought relief for Yardi’s misappropriation of RealPage’s trade secrets, Sherman Act (antitrust) violations and California Cartwright Act violations, intentional interference with contract, intentional interference with prospective economic advantage, and violation of California’s unfair competition statute. RealPage sought damages, punitive damages, injunctive relief and all profits, gains and advantages that Yardi received as a result of its wrongful conduct along with attorneys’ fees and costs.

On July 1, 2012, RealPage and Yardi entered into a comprehensive settlement of all outstanding litigation between them, and the lawsuit was dismissed. As part of the settlement, Yardi and RealPage granted each other perpetual licenses and rights to substantially expanded interfaces so that clients can experience a more full-featured integration between RealPage and Yardi applications. The parties also established ongoing testing environments to ensure that the interfaces operate smoothly as designed. In addition, Yardi granted RealPage a license to certain patents. Under the settlement, RealPage will continue providing hosting services for Yardi software for current clients for five more years. RealPage also agreed to stop offering hosting services for Yardi software to new customers and to stop providing support or implementation services for Yardi software. While we expect this settlement comprehensively addressed the matters with respect to Yardi, if competitors do not cooperate with us, alter their applications in ways that inhibit or restrict the integration of our solutions or assert that their intellectual property rights restrict our ability to integrate our solutions with their applications and we are not able to find alternative ways to integrate our solutions with our competitors’ applications, our business would be harmed.

We face competition to attract consumers to our LeaseStar product websites and mobile applications, which could impair our ability to continue to grow the number of users who use our websites and mobile applications, which would harm our business, results of operations and financial condition.

The success of our LeaseStar product family depends in part on our ability to continue to attract additional consumers to our websites and mobile applications. Our existing and potential competitors include companies that could devote greater technical and other resources than we have available, have a more accelerated time frame for deployment and leverage their existing user bases and proprietary technologies to provide products and services that consumers might view as superior to our offerings. Any of our future or existing competitors may introduce different solutions that attract consumers or provide solutions similar to our own but with better branding or marketing resources. If we are unable to continue to grow the number of consumers who use our website and mobile applications, our business, results of operations and financial condition would be harmed.

We are entering a business environment in which social media integration is playing a significantly increasing role. Social media is a new and rapidly changing industry wherein the rules and regulations related to use and disclosure of personal information is unclear and evolving.

The operation and marketing of multitenant real estate developments is likely to become more dependent upon the use of and integration with social media platforms as communities attempt to reach their current and target customers through applications like Facebook, Twitter, LinkedIn and other current and emerging social applications. The use of these applications necessarily involves the disclosure of personal information by individuals participating in social media, and the corresponding utilization of such personal information by our products and services via integration programs and data exchanges. The regulatory framework for social media privacy and security issues is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies on social media platforms have recently come under increased public scrutiny as various government agencies and consumer groups have called for new regulation and changes in industry practices. We are also subject to each social media platform’s terms and conditions for application development and integration, which may be modified, restricted, or otherwise changed to the detriment of our operations.

These factors, many of which are beyond our control, present a high degree of uncertainty for the future of social media integration. As such, there is no assurance that the our participation will be risk free, as contractual, statutory or other legal restrictions may be created that limit or otherwise impede our participation in or leverage of social media integration.

We may be unable to compete successfully against our existing or future competitors in attracting advertisers, which could harm our business, results of operations and financial condition.

In our LeaseStar product family, we compete to attract advertisers with media sites, including websites dedicated to providing real estate listings and other rental housing related services to real estate professionals and consumers, and major Internet portals, general search engines and social media sites, as well as other online companies. We also compete for a share of advertisers’ overall marketing budgets with traditional media such as television, magazines, newspapers and home/apartment guide publications, particularly with respect to advertising dollars spent at the local level by real estate professionals to advertise their qualifications and listings. Large companies with significant brand recognition have large numbers of direct sales personnel and substantial proprietary advertising inventory and web traffic, which may provide a competitive advantage. To compete successfully for advertisers against future and existing competitors, we must continue to invest resources in developing our advertising platform and proving the effectiveness and relevance of our advertising products and services. Pressure from competitors seeking to acquire a greater share of our advertisers’ overall marketing budget could adversely affect our pricing and margins, lower our revenue, and increase our research and development and marketing expenses. If we are unable to compete successfully against our existing or future competitors, our business, financial condition or results of operations would be harmed.

Variability in our sales and activation cycles could result in fluctuations in our quarterly results of operations and cause our stock price to decline.

The sales and activation cycles for our solutions, from initial contact with a prospective customer to contract execution and activation, vary widely by customer and solution. We do not recognize revenue until the solution is activated. While most of our activations follow a set of standard procedures, a customer’s priorities may delay activation and our ability to recognize revenue, which could result in fluctuations in our quarterly operating results.

Many of our customers are price sensitive, and if market dynamics require us to change our pricing model or reduce prices, our operating results will be harmed.

Many of our existing and potential customers are price sensitive, and recent adverse global economic conditions have contributed to increased price sensitivity in the multi-family housing market and the other markets that we serve. As market dynamics change, or as new and existing competitors introduce more competitive pricing or pricing models, we may be unable to renew our agreements with existing customers or customers of the businesses we acquire or attract new customers at the same price or based on the same pricing model as previously used. As a result, it is possible that we may be required to change our pricing model, offer price incentives or reduce our prices, which could harm our revenue, profitability and operating results.

If we do not effectively expand and train our sales force, we may be unable to add new customers or increase sales to our existing customers and our business will be harmed.

We continue to be substantially dependent on our sales force to obtain new customers and to sell additional solutions to our existing customers. We believe that there is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and, in most cases, take significant time before they achieve full productivity. Our recent hires and planned hires may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. If we are unable to hire and train sufficient numbers of effective sales personnel, or the sales personnel are not successful in obtaining new customers or increasing sales to our existing customer base, our business will be harmed.

Material defects or errors in the software we use to deliver our solutions could harm our reputation, result in significant costs to us and impair our ability to sell our solutions.

The software applications underlying our solutions are inherently complex and may contain material defects or errors, particularly when first introduced or when new versions or enhancements are released. We have from time to time found defects in the software applications underlying our solutions and new errors in our existing solutions may be detected in the future. Any errors or defects that cause performance problems or service interruptions could result in:

•	a reduction in new sales or subscription renewal rates;

•	unexpected sales credits or refunds to our customers, loss of customers and other potential liabilities;

•	delays in customer payments, increasing our collection reserve and collection cycle;

•	diversion of development resources and associated costs;

•	harm to our reputation and brand; and

•	unanticipated litigation costs.

Additionally, the costs incurred in correcting defects or errors could be substantial and could adversely affect our operating results.

Failure to effectively manage the development of our solutions and data processing efforts outside the United States could harm our business.

Our success depends, in part, on our ability to process high volumes of customer data and enhance existing solutions and develop new solutions rapidly and cost effectively. We currently maintain an office in Hyderabad, India where we employ development and data processing personnel. We recently opened an office in Manila, Philippines. We believe that performing these activities in Hyderabad and Manila increases the efficiency and decreases the costs of our development and data processing efforts. However, managing and staffing international operations requires management’s attention and financial resources. The level of cost-savings achieved by our international operations may not exceed the amount of investment and additional resources required to manage and operate these international operations. Additionally, if we experience difficulties as a result of political, social or economic instability, limitations of local infrastructure, or problems with our workforce or facilities at our or third parties’ international operations, our business could be harmed due to delays in product release schedules or data processing services.

We rely on third-party technologies and services that may be difficult to replace or that could cause errors, failures or disruptions of our service, any of which could harm our business.

We rely on a number of third-party providers, including, but not limited to, computer hardware and software vendors and database providers, to deliver our solutions. We currently utilize equipment, software and services from Akami Inc., Avaya Inc., Cisco Systems, Inc., Compellent Technologies, Inc., Dell Inc., EMC Corporation, Microsoft Corporation, Oracle Corporation and salesforce.com, inc., as well as many other smaller providers. Our OneSite Accounting service relies on a SaaS-based accounting system developed and maintained by a third-party service provider. We host this application in our data centers and provide supplemental development resources to extend this accounting system to meet the unique requirements of the rental housing industry. Our shared cloud portfolio reporting service utilizes software licensed from IBM. We expect to utilize additional service providers as we expand our platform. Although the third-party technologies and services that we currently require are commercially available, such technologies and services may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of these technologies or services could result in delays in the provisioning of our solutions until alternative technology is either developed by us, or, if available, is identified, obtained and integrated, and such delays could harm our business. It also may be time consuming and costly to enter into new relationships. Additionally, any errors or defects in the third-party technologies we utilize or delays or interruptions in the third-party services we rely on could result in errors, failures or disruptions of our services, which also could harm our business.

We depend upon third-party service providers for important payment processing functions. If these third-party service providers do not fulfill their contractual obligations or choose to discontinue their services, our business and operations could be disrupted and our operating results would be harmed.

We rely on several large payment processing organizations to enable us to provide payment processing services to our customers, including electronic funds transfers, or EFT, check services, bank card authorization, data capture, settlement and merchant accounting services and access to various reporting tools. These organizations include Bank of America Merchant Services, Paymentech, LLC, Jack Henry & Associates, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo, N.A. We also rely on third-party hardware manufacturers to manufacture the check scanning hardware our customers utilize to process transactions. Some of these organizations and service providers are competitors who also directly or indirectly sell payment processing services to customers in competition with us. With respect to these organizations and service providers, we have significantly less control over the systems and processes than if we were to maintain and operate them ourselves. In some cases, functions necessary to our business are performed on proprietary third-party systems and software to which we have no access. We also generally do not have long-term contracts with these organizations and service providers. Accordingly, the failure of these organizations and service providers to renew their contracts with us or fulfill their contractual obligations and perform satisfactorily could result in significant disruptions to our operations and adversely affect operating results. In addition, businesses that we have acquired, or may acquire in the future, typically rely on other payment processing service providers. We may encounter difficulty converting payment processing services from these service providers to our payment processing platform. If we are required to find an alternative source for performing these functions, we may have to expend significant money, time and other resources to develop or obtain an alternative, and if developing or obtaining an alternative is not accomplished in a timely manner and without significant disruption to our business, we may be unable to fulfill our responsibilities to customers or meet their expectations, with the attendant potential for liability claims, damage to our reputation, loss of ability to attract or maintain customers and reduction of our revenue or profits.

We face a number of risks in our payment processing business that could result in a reduction in our revenues and profits.

In connection with our electronic payment processing services, we process resident payments and subsequently submit these resident payments to our customers after varying clearing times established by RealPage. These payments are settled through our sponsoring clearing bank, and in the case of EFT, our Originating Depository Financial Institutions, or ODFI. Currently, we rely on Wells Fargo, N.A. and JPMorgan Chase Bank, N.A. as our sponsoring clearing banks. In the future, we expect to enter into similar sponsoring clearing bank relationships with one or more other national banking institutions. The resident payments that we process for our customers at our sponsoring clearing bank are identified in our consolidated balance sheets as restricted cash and the corresponding liability for these resident payments is identified as customer deposits. Our electronic payment processing business and related maintenance of custodial accounts subjects us to a number of risks, including, but not limited to:

•

liability for customer costs related to disputed or fraudulent transactions if those costs exceed the amount of the customer reserves we have during the clearing period or after resident payments have been settled to our customers;

•	electronic processing limits on the amount of custodial balances that any single ODFI will underwrite;

•	reliance on clearing bank sponsors, card payment processors and other service payment provider partners to process electronic transactions;

•	failure by us or our bank sponsors to adhere to applicable laws and regulatory requirements or the standards of the electronic payments rules and regulations;

•	incidences of fraud, a security breach or our failure to comply with required external audit standards; and

•	our inability to increase our fees at times when electronic payment partners or associations increase their transaction processing fees

If any of these risks related to our electronic payment processing business were to occur, our business or financial results could be negatively affected. Additionally, with respect to the processing of EFTs, we are exposed to financial risk. EFTs between a resident and our customer may be returned for various reasons such as insufficient funds, stop payment, etc. These returns are charged back to the customer by us. However, if we or our sponsoring clearing banks are unable to collect such amounts from the customer’s account or if the customer refuses or is unable to reimburse us for the chargeback, we bear the risk of loss for the amount of the transfer. While we have not experienced material losses resulting from chargebacks in the past, there can be no assurance that we will not experience significant losses from chargebacks in the future. Any increase in chargebacks not paid by our customers may adversely affect our financial condition and results of operations.

If our security measures are breached and unauthorized access is obtained to our customers’ or their residents’ data, we may incur significant liabilities, our solutions may be perceived as not being secure and customers may curtail or stop using our solutions.

The solutions we provide involve the collection, storage and transmission of confidential personal and proprietary information regarding our customers and our customers’ current and prospective residents and business partners. Specifically, we collect, store and transmit a variety of customer data such as demographic information and payment histories of our customers’ prospective and current residents and business partners. Additionally, we collect and transmit sensitive financial data such as credit card and bank account information. Treatment of certain types of data, such as personally identifiable information, protected health information and sensitive financial data may be subject to federal of state regulations of heightened privacy and security requirements. If our data security or data integrity measures are breached or otherwise fail or prove to be inadequate for any reason, as a result of third-party actions or our employees’ or contractors’ errors or malfeasance or otherwise, and unauthorized persons obtains access to this information, or the data is otherwise compromised, we could incur significant liability to our customers and to their prospective or current residents or business partners, significant costs associated with internal regulatory investigations and litigation, or significant fines and sanctions by payment processing networks or governmental authorities. Any of these events or circumstances could result in damage to our reputation and material harm to our business.

We also rely upon our customers as users of our system to promote security of the system and the data within it, such as administration of customer-side access credentialing and control of customer-side display of data. On occasion, our customers have failed to perform these activities in such a manner as to prevent unauthorized access to data. To date, these breaches have not resulted in claims against us or in material harm to our business, but we cannot be certain that the failure of our customers in future periods to perform these activities will not result in claims against us, which could expose us to potential litigation, damage to our reputation and material harm to our business.

There can be no certainty that the measures we have taken to protect the privacy and integrity of our customers’ and their current or prospective residents’ and business partners’ data are adequate to prevent or remedy unauthorized access to our system. Because techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures. Experienced computer programmers seeking to intrude or cause harm, or hackers, may attempt to penetrate our service infrastructure from time to time. A hacker who is able to penetrate our service infrastructure could misappropriate proprietary or confidential information or cause interruptions in our services. We might be required to expend significant capital and resources to protect against, or to remedy, problems caused by hackers, and we may not have a timely remedy against a hacker who is able to penetrate our service infrastructure. In addition to purposeful breaches, inadvertent actions or the transmission of computer viruses could expose us to security risks. If an actual or perceived breach of our security occurs or if our customers and potential customers perceive vulnerabilities, the market perception of the effectiveness of our security measures could be harmed, we could lose sales and customers and our business could be materially harmed.

If we are unable to cost-effectively scale or adapt our existing architecture to accommodate increased traffic, technological advances or changing customer requirements, our operating results could be harmed.

As we continue to increase our customer base, the number of users accessing our on demand software solutions over the Internet will continue to increase. Increased traffic could result in slow access speeds and response times. Since our customer agreements typically include service availability commitments, slow speeds or our failure to accommodate increased traffic could result in breaches of our customer agreements. In addition, the market for our solutions is characterized by rapid technological advances and changes in customer requirements. In order to accommodate increased traffic and respond to technological advances and evolving customer requirements, we expect that we will be required to make future investments in our network architecture. If we do not implement future upgrades to our network architecture cost-effectively, or if we experience prolonged delays or unforeseen difficulties in connection with upgrading our network architecture, our service quality may suffer and our operating results could be harmed.

Because certain solutions we provide depend on access to customer data, decreased access to this data or the failure to comply with applicable privacy laws and regulations or address privacy concerns applicable to such data could harm our business.

Certain of our solutions depend on our continued access to our customers’ data regarding their prospective and current residents, including data compiled by other third-party service providers who collect and store data on behalf of our customers. Federal and state governments and agencies have adopted, or are considering adopting, laws and regulations regarding the collection, use and disclosure of such data. Any decrease in the availability of such data from our customers, or other third parties that collect and store such data on behalf of our customers, and the costs of compliance with, and other burdens imposed by, applicable legislative and regulatory initiatives may limit our ability to collect, aggregate or use this data. Any limitations on our ability to collect, aggregate or use such data could reduce demand for certain of our solutions. Additionally, any inability to adequately address privacy concerns, even if unfounded, or comply with applicable privacy laws, regulations and policies, could result in liability to us or damage to our reputation and could inhibit sales and market acceptance of our solutions and harm our business.

The market for on demand software solutions in the rental housing industry is new and continues to develop, and if it does not develop further or develops more slowly than we expect, our business will be harmed.

The market for on demand SaaS software solutions in the rental housing industry delivered via the Internet through a web browser is rapidly growing but still relatively immature compared to the market for traditional on premise software installed on a customer’s local personal computer or server. It is uncertain whether the on demand delivery model will achieve and sustain high levels of demand and market acceptance, making our business and future prospects difficult to evaluate and predict. While our existing customer base has widely accepted this new model, our future success will depend, to a large extent, on the willingness of our potential customers to choose on demand software solutions for business processes that they view as critical. Many of our potential customers have invested substantial effort and financial resources to integrate traditional enterprise software into their businesses and may be reluctant or unwilling to switch to on demand software solutions. Some businesses may be reluctant or unwilling to use on demand software solutions because they have concerns regarding the risks associated with security capabilities, reliability and availability, among other things, of the on demand delivery model. If potential customers do not consider on demand software solutions to be beneficial, then the market for these solutions may not further develop, or it may develop more slowly than we expect, either of which would adversely affect our operating results.

If use of the Internet and mobile technology, particularly with respect to online rental housing products and services, does not continue to increase as rapidly as we anticipate, our business could be harmed.

Our future success is substantially dependent on the continued use of the Internet and mobile technology as effective media of business and communication by our customers and consumers. Internet and mobile technology use may not continue to develop at historical rates, and consumers may not continue to use the Internet or mobile technology as media for information exchange. Further, these media may not be accepted as viable long-term outlets for rental housing information for a number of reasons, including actual or perceived lack of security of information and possible disruptions of service or connectivity. If consumers begin to access rental housing information through other media and we fail to innovate, our business may be negatively impacted.

Economic trends that affect the rental housing market may have a negative effect on our business.

Our customers include a range of organizations whose success is intrinsically linked to the rental housing market. Economic trends that negatively affect the rental housing market may adversely affect our business. The recent downturn in the global economy has caused volatility in the real estate markets, generally, including the rental housing market, and increases in the rates of mortgage defaults and bankruptcy. Continued instability or downturns affecting the rental housing market may have a material adverse effect on our business, prospects, financial condition and results of operations by:

•	reducing the number of occupied sites and units on which we earn revenue;

•	preventing our customers from expanding their businesses and managing new properties;

•	causing our customers to reduce spending on our solutions;

•	subjecting us to increased pricing pressure in order to add new customers and retain existing customers;

•	causing our customers to switch to lower-priced solutions provided by our competitors or internally developed solutions;

•	delaying or preventing our collection of outstanding accounts receivable; and

•	causing payment processing losses related to an increase in customer insolvency

In addition, economic trends that reduce the frequency of renter turnover or the quantity of new renters may reduce the number of rental transactions completed by our customers and may, as a result, reduce demand for our rental transaction specific services.

If customers and other advertisers reduce or end their advertising spending on our LeaseStar products and we are unable to attract new advertisers, our business would be harmed.

Some components of our LeaseStar product family depend on advertising generated through sales to real estate agents and brokerages, property owners and other advertisers relevant to rental housing. Our ability to attract and retain advertisers, and ultimately to generate advertising revenue, depends on a number of factors, including:

•	increasing the number of consumers of our LeaseStar products and services;

•	competing effectively for advertising dollars with other online media companies;

•	continuing to develop our advertising products and services;

•	keeping pace with changes in technology and with our competitors; and

•	offering an attractive return on investment to our advertiser customers for their advertising spending with us.

Reductions in lead generation could have a negative effect on our operating results.

We could face reductions in leads generated for our clients if third party originators of such leads were to elect to suspend sending leads to us. Reductions in leads generated could reduce the value of our lead generation services, make it difficult for us to add new lead generation services customers, retain existing lead generation services customers and maintain or increase sales levels to our existing lead generation services customers and could adversely affect our operating results.

We may require additional capital to support business growth, and this capital might not be available.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges or opportunities, including the need to develop new solutions or enhance our existing solutions, enhance our operating infrastructure or acquire businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Debt financing secured by us in the future could involve additional restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges or opportunities could be significantly limited.

Our debt obligations contain restrictions that impact our business and expose us to risks that could adversely affect our liquidity and financial condition.

In December 2011, we entered into an Amended and Restated Credit Agreement with Wells Fargo Capital Finance, Comerica Bank and the other lenders party thereto to amend and restate our original credit facility. In September 2012, we entered into a First Amendment to Amended and Restated Credit Agreement with Wells Fargo Capital Finance, Comerica Bank and the other lenders party thereto (as amended, the “Credit Agreement”). The Credit Agreement provides for a secured revolving credit facility in an aggregate principal amount of up to $150.0 million, subject to a borrowing formula, with a sublimit of $10.0 million for the issuance of letters of credit on our behalf. The Credit Agreement converted our outstanding term loan under the original agreement into revolving loans. As of June 30, 2012, $35.0 million was outstanding under our revolving line of credit and $10.0 million was available for the issuance of letters of credit. Our interest expense for the credit facility was approximately was $0.4 million and $0.6 million for the three months ended June 30, 2012 and 2011 and $0.9 million and $1.2 million for the six months ended June 30, 2012 and 2011, respectively. Advances under credit facility may be voluntarily prepaid, and must be prepaid with the proceeds of certain dispositions, extraordinary receipts and indebtedness and in full upon a change in control.

All of our obligations under the credit facility are secured by substantially all of our property. All of our existing and future domestic subsidiaries are required to guaranty our obligations under the credit facility, other than certain immaterial subsidiaries and our payment processing subsidiary, RealPage Payment Processing Services, Inc. Our foreign subsidiaries may, under certain circumstances, be required to guaranty our obligations under the credit facility. Such guarantees by existing and future subsidiaries are and will be secured by substantially all of the property of such subsidiaries.

Our credit facility contains customary covenants, which limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or guarantee indebtedness of others;

•	create liens on our assets;

•	enter into mergers or consolidations;

•	dispose of assets;

•	make changes to our governing documents and certain of our agreements;

•	pay dividends and make other distributions on our capital stock, and redeem and repurchase our capital stock;

•	make investments, including acquisitions;

•	enter into transactions with affiliates; and

•	make capital expenditures.

Our credit facility also contains customary affirmative covenants, including, among other things, requirements to: take certain actions in the event we form or acquire new subsidiaries; hold annual meetings with our lenders; provide copies of material contracts and amendments to our lenders; locate our collateral only at specified locations; and use commercially reasonable efforts to ensure that certain material contracts permit the assignment of the contract to our lenders; subject in each case to customary exceptions and qualifications. We are also required to comply with a fixed charge coverage ratio, which is a ratio of our EBITDA to our fixed charges as determined in accordance with the credit facility, of 1.25:1.00 for each 12-month period ending at the end of a fiscal quarter, and a senior leverage ratio, which is a ratio of the outstanding revolver usage to our EBITDA as determined in accordance with the credit facility, of 2.75:1.00 for each fiscal quarter.

The credit facility contains customary events of default, subject to customary cure periods for certain defaults, that include, among others, non-payment defaults, covenant defaults, material judgment defaults, bankruptcy and insolvency defaults, cross-defaults to certain other material indebtedness, inaccuracy of representations and warranties and a failure to meet certain liquidity thresholds both before and after we make cash payments for earnouts and holdbacks in connection with acquisition transactions.

If we experience a decline in cash flow due to any of the factors described in this “Risk Factors” section or otherwise, we could have difficulty paying interest and principal amounts due on our indebtedness and meeting the financial covenants set forth in our credit facility. If we are unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments under our credit facility, or if we fail to comply with the requirements of our indebtedness, we could default under our credit facility. Any default that is not cured or waived could result in the acceleration of the obligations under the credit facility, an increase in the applicable interest rate under the credit facility and a requirement that our subsidiaries that have guaranteed the credit facility pay the obligations in full, and would permit our lender to exercise remedies with respect to all of the collateral that is securing the credit facility, including substantially all of our and our subsidiary guarantors’ assets. Any such default could have a material adverse effect on our liquidity and financial condition.

Even if we comply with all of the applicable covenants, the restrictions on the conduct of our business could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that may be beneficial to the business. Even if the credit facility was terminated, additional debt we could incur in the future may subject us to similar or additional covenants.

Assertions by a third party that we infringe its intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses.

The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement, misappropriation, misuse and other violations of intellectual property rights. We have received in the past, and may receive in the future, communications from third parties claiming that we have infringed or otherwise misappropriated the intellectual property rights of others. Our technologies may not be able to withstand any third-party claims against their use. Since we currently have no patents, we may not use patent infringement as a defensive strategy in such litigation. Additionally, although we have licensed from other parties proprietary technology covered by patents, we cannot be certain that any such patents will not be challenged, invalidated or circumvented. If such patents are invalidated or circumvented, this may allow existing and potential competitors to develop products and services that are competitive with, or superior to, our solutions.

Many of our customer agreements require us to indemnify our customers for certain third-party claims, such as intellectual property infringement claims, which could increase our costs as a result of defending such claims and may require that we pay damages if there were an adverse ruling or settlement related to any such claims. These types of claims could harm our relationships with our customers, may deter future customers from purchasing our solutions or could expose us to litigation for these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in any such litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named party.

On January 24, 2011, one of our competitors, Yardi Systems, Inc. filed a lawsuit in the U.S. District Court for the Central District of California against RealPage, Inc. and DC Consulting, Inc. The lawsuit alleged claims for relief for violation of the Computer Fraud and Abuse Act, violation of the California Comprehensive Data Access and Fraud Act, violation of the Digital Millennium Copyright Act, copyright infringement, trade secret misappropriation, unfair competition, and inducement of breach of contract. Yardi sought injunctive relief, punitive damages, recovery of all profits attributable to the defendants’ allegedly wrongful acts and infringements, statutory damages, exemplary damages, prejudgment interest, and attorneys’ fees and costs. Yardi alleged, among other things, that the Company took Yardi employee, client and independent consultant credentials and used them to access Yardi’s computer system and steal Yardi’s trade secrets and copyrighted software, related support documentation, price lists and other proprietary information. In addition, Yardi alleged that the Company improperly obtained administrative-level access to Yardi’s software and copied it onto the Company’s servers for its own competitive purposes, used these unauthorized software copies to discover the allegedly proprietary programming, functionality and feature set of Yardi’s software, to compete unfairly against Yardi, to create unauthorized derivative works from Yardi’s software, and to enhance the Company’s own products and services. Yardi alleged that in doing so, and in offering to indemnify our customers, the Company induced Cloud customers to violate their confidentiality and other agreements with Yardi. The Company answered Yardi’s complaint and also filed counterclaims against Yardi. The Company’s counterclaims alleged that Yardi and its agents wrongfully obtained and used our trade secrets and engaged in anti-competitive behavior with respect to certain of our clients. The Company’s counterclaims sought relief for Yardi’s misappropriation of the Company’s trade secrets, Sherman Act (antitrust) violations and California Cartwright Act violations, intentional interference with contract, intentional interference with prospective economic advantage, and violation of California’s unfair competition statute. The Company sought damages, punitive damages, injunctive relief and all profits, gains and advantages that Yardi received as a result of its wrongful conduct along with attorneys’ fees and costs. On July 1, 2012, the Company and Yardi entered into a comprehensive settlement of all outstanding litigation between them, and the lawsuit was dismissed. As part of the settlement, Yardi and the Company granted each other perpetual licenses and rights to substantially expanded interfaces so that clients can experience a more full-featured integration between the Company and Yardi applications. The parties also established ongoing testing environments to ensure that the interfaces operate smoothly as designed. In addition, Yardi granted the Company a license to certain patents.

On March 26, 2010, Smarter Agent, LLC, a provider of mobile real estate applications, filed a complaint against one of our subsidiaries, Multifamily Technology Solutions, Inc., and multiple other defendants for patent infringement in the U.S. District Court for the District of Delaware. The complaint alleges, among other things, that our mobile technology infringes three patents held by Smarter Agent purporting to cover: a “Global positioning-based real estate database access device and method,” a “Position-based information access device and method” and a “Position-based information access device and method of searching,” and seeks injunctive relief, unspecified damages, enhanced damages, prejudgment interest, and attorneys’ fees and costs. We have denied the allegations and asserted counterclaims seeking declarations that we are not infringing the patents and that the patents are invalid. In November 2010, the U.S. Patent and Trademark Office granted our petition for re-examination of the three patents-in-suit and its first office action found all claims invalid. Smarter Agent submitted arguments to overcome the objections, but the U.S Patent and Trademark Office has finally rejected two of the patents, with final action on one still pending. In March 2011, the court stayed the litigation pending the completion of the re-examination proceedings and any related appeals. Because this lawsuit is at an early stage, it is not possible to predict its outcome. We intend to defend this case and pursue our counterclaims vigorously. However, even if we were successful in defending against such claims or in prevailing on our counterclaims, the proceedings could result in significant costs and divert management’s attention.

The Smarter Agent, LLC litigation or other similar litigation could force us to stop selling, incorporating or using our solutions that include the challenged intellectual property or redesign those solutions that use the technology. In addition, we may have to pay damages if we are found to be in violation of a third party’s rights. We may have to procure a license for the technology, which may not be available on reasonable terms, if at all, may significantly increase our operating expenses or may require us to restrict our business activities in one or more respects. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense. There is no assurance that we would be able to develop alternative solutions or, if alternative solutions were developed, that they would perform as required or be accepted in the relevant markets. In some instances, if we are unable to offer non-infringing technology, or obtain a license for such technology, we may be required to refund some or the entire license fee paid for the infringing technology by our customers.

Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions, as we have a lower level of visibility into the development process with respect to acquired technology or the care taken to safeguard against infringement risks. Such risks include, without limitation, patent infringement risks, copyright infringement risks, or the inclusion of open source software subject to onerous license provisions. Third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.

Any failure to protect and successfully enforce our intellectual property rights could compromise our proprietary technology and impair our brands.

Our success depends significantly on our ability to protect our proprietary rights to the technologies we use in our solutions. If we are unable to protect our proprietary rights adequately, our competitors could use the intellectual property we have developed to enhance their own products and services, which could harm our business. We rely on a combination of copyright, service mark, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights, all of which provide only limited protection. We currently have no issued patents or pending patent applications and may be unable to obtain patent protection in the future. In addition, if any patents are issued in the future, they may not provide us with any competitive advantages, may not be issued in a manner that gives us the protection that we seek and may be successfully challenged by third parties. Unauthorized parties may attempt to copy or otherwise obtain and use the technologies underlying our solutions. Monitoring unauthorized use of our technologies is difficult, and we do not know whether the steps we have taken will prevent unauthorized use of our technology. If we are unable to protect our proprietary rights, we may find ourselves at a competitive disadvantage to others who have not incurred the substantial expense, time and effort required to create similar innovative products.

We cannot assure you that any future service mark or trademark registrations will be issued for pending or future applications or that any registered service marks or trademarks will be enforceable or provide adequate protection of our proprietary rights. If we are unable to secure new marks, maintain already existing marks and enforce the rights to use such marks against unauthorized third-party use, our ability to brand, identify and promote our solutions in the marketplace could be impaired, which could harm our business.

We customarily enter into agreements with our employees, contractors and certain parties with whom we do business to limit access to and disclosure of our proprietary information. The legal and/or technical steps we have taken, however, may not prevent unauthorized use or the reverse engineering of our technology. Moreover, we may be required to release the source code of our software to third parties under certain circumstances. For example, some of our customer agreements provide that if we cease to maintain or support a certain solution without replacing it with a successor solution, then we may be required to release the source code of the software underlying such solution. In addition, others may independently develop technologies that are competitive to ours or infringe our intellectual property. Moreover, it may be difficult or practically impossible to detect copyright infringement or theft of our software code. Enforcement of our intellectual property rights also depends on our legal actions being successful against these infringers, but these actions may not be successful, even when our rights have been infringed. Furthermore, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving.

Additionally, if we sell our solutions internationally in the future, effective patent, trademark, service mark, copyright and trade secret protection may not be available or as robust in every country in which our solutions are available. As a result, we may not be able to effectively prevent competitors outside the United States from infringing or otherwise misappropriating our intellectual property rights, which could reduce our competitive advantage and ability to compete or otherwise harm our business.

We may be unable to halt the operations of websites that aggregate or misappropriate data from our LeaseStar websites.

From time to time, third parties have misappropriated data from our LeaseStar websites through website scraping, software robots or other means and aggregated this data on their websites with data from other companies. In addition, copycat websites have misappropriated data on our network and attempted to imitate our brand or the functionality of our website. When we have become aware of such websites, we have employed technological or legal measures in an attempt to halt their operations. However, we may be unable to detect all such websites in a timely manner and, even if we could, technological and legal measures may be insufficient to halt their operations. In some cases, particularly in the case of websites operating outside of the United States, our available remedies may not be adequate to protect us against the impact of the operation of such websites. Regardless of whether we can successfully enforce our rights against the operators of these websites, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations or financial condition. In addition, to the extent that such activity creates confusion among consumers or advertisers, our brand and business could be harmed.

Current and future legal proceedings against us could be costly and time consuming to defend.

We are from time to time subject to legal proceedings and claims that arise in the ordinary course of business, including claims brought by our customers in connection with commercial disputes, claims brought by our customers’ current or prospective residents, including potential class action lawsuits based on asserted statutory or regulatory violations, employment-based claims made by our current or former employees, administrative agencies, or government regulators. Litigation, enforcement actions, and other legal proceedings, regardless of their outcome, may result in substantial costs and may divert management’s attention and our resources, which may harm our business, overall financial condition and operating results. In addition, legal claims that have not yet been asserted against us may be asserted in the future. Although we maintain insurance, there is no guarantee that such insurance will be available or sufficient to cover any such legal proceedings or claims. For example, insurance may not cover such legal proceedings or claims or may withhold or dispute coverage of such legal proceedings or claims on various grounds, including by alleging such coverage is beyond the scope of such policies, that we are not in compliance with the terms of such insurance policies or that such policies are not in effect, even after proceeds under such insurance policies have been received by us. In addition, insurance may not be sufficient for one or more such legal proceedings or claims and may not continue to be available on terms acceptable to us, or at all. A legal proceeding or claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby harming our operating results.

On January 24, 2011, Yardi Systems, Inc. filed a lawsuit in the U.S. District Court for the Central District of California against RealPage, Inc. and DC Consulting, Inc. (this lawsuit and the related litigation, the “Yardi Lawsuit”). Yardi filed a First Amended Complaint on August 12, 2011. The lawsuit alleged claims for relief for violation of the Computer Fraud and Abuse Act, violation of the California Comprehensive Data Access and Fraud Act, violation of the Digital Millennium Copyright Act, copyright infringement, trade secret misappropriation, unfair competition, and inducement of breach of contract. Yardi sought injunctive relief, punitive damages, recovery of all profits attributable to Defendants’ alleged wrongful acts and infringements, statutory damages, exemplary damages, prejudgment interest, and attorneys’ fees and costs. The First Amended Complaint alleged, among other things, that the Company took Yardi employee, client and independent consultant credentials, and used them to access Yardi’s computer system and steal Yardi’s trade secrets and copyrighted software, related support documentation, price lists and other proprietary information. In addition, the First Amended Complaint alleged that the Company improperly obtained administrative-level access to Yardi’s software and copied it onto the Company’s servers for its own competitive purposes, used these unauthorized software copies to discover the allegedly proprietary programming, functionality and feature set of Yardi’s software, to compete unfairly against Yardi, to create unauthorized derivative works from Yardi’s software, and to enhance the Company’s own products and services. Yardi alleged that in doing so, and in offering to indemnify our customers, the Company induced Cloud customers to violate their confidentiality and other agreements with Yardi. On March 28, 2011, the Company filed an answer to Yardi’s complaint, and on September 12, 2011 the Company answered the First Amended Complaint. The Company also filed counterclaims against Yardi, first in connection with its March 28 answer and then in First Amended Counterclaims filed on May 18, 2011. On September 2, 2011, following the Court’s order granting in part and denying in part Yardi’s motion to dismiss certain of the Company’s causes of action without prejudice, the Company filed Second Amended Counterclaims. The Company’s counterclaims alleged that Yardi and its agents wrongfully obtained and used our trade secrets and engaged in anti-competitive behavior with respect to certain of our clients. The Company’s counterclaims sought relief for misappropriation of trade secrets, Sherman Act (antitrust) violations and California Cartwright Act violations, intentional interference with contract, intentional interference with prospective economic advantage, and violation of California’s unfair competition statute. The Company sought damages, punitive damages, injunctive relief and all profits, gains and advantages that Yardi received as a result of its wrongful conduct along with attorneys’ fees and costs. Yardi filed a Motion to Dismiss the Company’s Second Amended Counterclaims on September 30, 2011. On February 13, 2012, the Court denied Yardi’s motion with respect to all claims except for a portion of one of our claims for intentional interference with contract, as to which dismissal was granted. On July 1, 2012, the Company and Yardi Systems entered into a Settlement Agreement resolving all outstanding litigation between the parties. The Settlement Agreement also includes a license of certain Yardi intellectual property to the Company and a license of certain of our intellectual property to Yardi.

In connection with the Yardi Lawsuit, the Company made claims for reimbursement against each of its primary and excess layer general liability and professional liability insurance carriers. Each of our primary and excess layers professional liability insurance carriers other than Homeland Insurance of New York (“Homeland”) reimbursed the Company up to each of its policy limits. We became aware of assertions by one of our primary layer errors and omissions insurance carriers that such carrier no longer considered the previously reimbursed $5.0 million payment covered under such policy, and that the carrier demanded reimbursement of the $5.0 million payment that the carrier had previously reimbursed to us. The Company disputes this assertion by the carrier and intends to vigorously protect its coverage. The Company also became aware that its first excess carrier, Axis, may also seek reimbursement of the $5 million payment it made under the first excess errors and omissions policy. On August 14, 2012, the Company initiated litigation against two of its errors and omissions carriers, Ace and Axis, in the United States District Court for the Eastern District of Texas, Beaumont Division, to protect its interest in the amount paid by the primary carrier, Ace, and the Company’s first layer excess insurance carrier, Axis, as insurance reimbursement. On September 5, 2012, Ace filed a motion to dismiss the Company’s complaint. On September 6, 2012, Axis filed a motion to dismiss the Company’s complaint. It is not possible to predict the outcome of this insurance matter, and as such, we have not recorded a contingent liability as we believe an unfavorable outcome is not probable as of the date of this prospectus.

In addition, in connection with the Yardi Lawsuit, the Company has an excess professional liability insurance policy with Homeland that provides an additional $5.0 million of coverage above the amounts previously reimbursed to us. The Company made claims for reimbursement under the Homeland policy with respect to the Yardi Lawsuit, but Homeland denied such claims and never made payment to us. On May 30, 2012, Homeland filed a Complaint for Declaratory Relief against the Company in the United States District Court for the Northern District of Texas seeking a determination by the court that Homeland’s policy does not provide coverage for amounts incurred in connection with the Yardi Lawsuit. The Company disputes this assertion by the carrier and intends to continue to pursue coverage and other appropriate relief under the Homeland policy. On August 29, 2012, the Company responded to Homeland’s complaint and filed counterclaims against Homeland. We have not recorded any amounts as recoverable in relation to the Homeland insurance policy as of June 30, 2012.

In March 2010, the District Attorney of Ventura County, California issued an administrative subpoena to us seeking certain information related to our provision of utility billing services in the State of California. A representative of the District Attorney has informed us that the subpoena was issued in connection with a general investigation of industry practices with respect to utility billing in California. Utility billing is subject to regulation by state law and various state administrative agencies, including, in California, the California Public Utility Commission, or the CPUC, and the Division of Weights and Measures, or the DWM. We have provided the District Attorney with the information requested in the subpoena. In late August 2010, we received limited, follow-up requests for information to which we have responded. The District Attorney’s office has not initiated an administrative or other enforcement action against us, nor have they asserted any violations of the applicable regulations by us. Given the early stage of this investigation, it is difficult to predict its outcome and whether the District Attorney will pursue an administrative or other enforcement action against us in the State of California and what the result of any such action would be. However, penalties or assessments of violations of regulations promulgated by the CPUC or DWM or other regulators may be calculated on a per occurrence basis. Due to the large number of billing transactions we process for our customers in California, our potential liability in an enforcement action could be significant. If the District Attorney ultimately pursues an administrative or other enforcement action against us, we believe that we have meritorious defenses to the potential claims and would defend them vigorously. However, even if we were successful in defending against such claims, the proceedings could result in significant costs and divert management’s attention.

On March 26, 2010, Smarter Agent, LLC, a provider of mobile real estate applications, filed a complaint against our subsidiary, Multifamily Technology Solutions, Inc., and multiple other defendants for patent infringement in the U.S. District Court for the District of Delaware. The complaint alleges, among other things, that our mobile technology infringes three patents held by Smarter Agent purporting to cover: a “Global positioning-based real estate database access device and method,” a “Position-based information access device and method” and a “Position-based information access device and method of searching,” and seeks injunctive relief, unspecified damages, enhanced damages, prejudgment interest, and attorneys’ fees and costs. We have denied the allegations and asserted counterclaims seeking declarations that we are not infringing the patents and that the patents are invalid. In November 2010, the U.S. Patent and Trademark Office granted our petition for re-examination of the three patents-in-suit and its first office action found all claims invalid. Smarter Agent has submitted arguments to overcome the objections, but the U.S Patent and Trademark Office has finally rejected two of the patents, with final action on the remaining one still pending. In March 2011, the court stayed the litigation pending the completion of the re-examination proceedings and any related appeals. Because this lawsuit is at an early stage, it is not possible to predict its outcome. We intend to defend this case and pursue our counterclaims vigorously. However, even if we were successful in defending against such claims or in prevailing on our counterclaims, the proceedings could result in significant costs and divert management’s attention.

In May 2012, an investigator of the Wage and Hour Division (“WHD”) of the U.S. Department of Labor (“DOL”) contacted the Company in order to schedule a visit, seeking certain information related to our classification of exempt employees in the sales organization. The classification of employees and the associated determination of overtime eligibility are subject to regulation by federal law under the Fair Labor Standards Act (“FLSA”), state law, and various administrative agencies, including the WHD. The Company has provided the WHD with the information requested in the audit. In late June 2012, we received limited, follow-up requests for information to which we have responded. Additionally, on July 24, 2012, the investigator requested certain reports that included calculations of estimated back pay. The Company provided the data set on August 27, 2012. The WHD’s office has not initiated an administrative or other enforcement action against us, nor have they asserted any violations of the applicable regulations by us. Given the early stage of this investigation, it is difficult to predict its outcome and whether the WHD will pursue an administrative or other enforcement action against us and what the result of any such action would be. If the DOL ultimately pursues an administrative or other enforcement action against us, we believe that we have meritorious defenses to the potential claims and would defend them vigorously.

We could be sued for contract, warranty or product liability claims, and such lawsuits may disrupt our business, divert management’s attention and our financial resources or have an adverse effect on our financial results.

We provide warranties to customers of certain of our solutions and services relating primarily to product functionality, network uptime, critical infrastructure availability and hardware replacement. General errors, defects, inaccuracies or other performance problems in the software applications underlying our solutions or inaccuracies in or loss of the data we provide to our customers could result in financial or other damages to our customers. Additionally, errors associated with any delivery of our services, including utility billing, could result in financial or other damages to our customers. There can be no assurance that any limitations of liability set forth in our contracts would be enforceable or would otherwise protect us from liability for damages. We maintain general liability insurance coverage, including coverage for errors and omissions, in amounts and under terms that we believe are appropriate. There can be no assurance that this coverage will continue to be available on terms acceptable to us, or at all, or in sufficient amounts to cover one or more large product liability claims, or that the insurer will not deny coverage for any future claim or dispute coverage of such legal proceedings or claims even after proceeds under such insurance policies have been received by us. The successful assertion of one or more large product liability claims against us that exceeds available insurance coverage, could have a material adverse effect on our business, prospects, financial condition and results of operations.

If we fail to develop our brands cost-effectively, our financial condition and operating results could be harmed.

We market our solutions under discrete brand names. We believe that developing and maintaining awareness of our brands is critical to achieving widespread acceptance of our existing and future solutions and is an important element in attracting new customers and retaining our existing customers. Additionally, we believe that developing these brands in a cost-effective manner is critical in meeting our expected margins. In the past, our efforts to build our brands have involved significant expenses and we intend to continue to make expenditures on brand promotion. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incurred in building our brands. If we fail to cost-effectively build and maintain our brands, we may fail to attract new customers or retain our existing customers, and our financial condition and results of operations could be harmed.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors’ views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Beginning with the year ended December 31, 2011, we are required to be in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which requires annual management assessment of the effectiveness of our internal control over financial reporting and a report by our independent auditors. If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, harm our ability to operate our business and reduce the trading price of our stock.

Changes in, or errors in our interpretations and applications of, financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices or errors in our interpretations and applications of financial accounting standards or practices may adversely affect our reported financial results or the way in which we conduct our business.

We have incurred, and will incur, increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

As a public company, we have incurred, and will incur, significant legal, accounting, investor relations and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the Securities Exchange Commission and The NASDAQ Stock Market LLC. We expect these rules and regulations to increase our legal and financial compliance costs substantially and to make some activities more time-consuming and costly. As a public company, it is more expensive for us to obtain director and officer liability insurance and that it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

Government regulation of the rental housing industry, including background screening services and utility billing, the Internet and e-commerce is evolving, and changes in regulations or our failure to comply with regulations could harm our operating results.

The rental housing industry is subject to extensive and complex federal, state and local regulations. Our services and solutions must work within the extensive and evolving regulatory requirements applicable to our customers and third-party service providers, including, but not limited to, those under the Fair Credit Reporting Act, the Fair Housing Act, the Deceptive Trade Practices Act, the DPPA, the Gramm-Leach-Bliley Act, the Fair and Accurate Credit Transactions Act, the Privacy Rules, Safeguards Rule and Consumer Report Information Disposal Rule promulgated by the Federal Trade Commission, or FTC, the regulations of the United States Department of Housing and Urban Development, or HUD, HIPAA/HITECH and complex and divergent state and local laws and regulations related to data privacy and security, credit and consumer reporting, deceptive trade practices, discrimination in housing, utility billing and energy and gas consumption. These regulations are complex, change frequently and may become more stringent over time. Although we attempt to structure and adapt our solutions and service offerings to comply with these complex and evolving laws and regulations, we may be found to be in violation. If we are found to be in violation of any applicable laws or regulations, we could be subject to administrative and other enforcement actions as well as class action lawsuits or demands for client reimbursement. Additionally, many applicable laws and regulations provide for penalties or assessments on a per occurrence basis. Due to the nature of our business, the type of services we provide and the large number of transactions processed by our solutions, our potential liability in an enforcement action or class action lawsuit could be significant. In addition, entities such as HUD and the FTC have the authority to promulgate rules and regulations that may impact our customers and our business. We believe increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personally identifiable information or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for our on demand software solutions.

Some of our LeaseStar products operate under the real estate brokerage laws of numerous states and require maintaining licenses in many of these states. Brokerage laws in these states could change, affecting our ability to do provide some LeaseStar products in these states.

We deliver our on demand software solutions over the Internet and sell and market certain of our solutions over the Internet. As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. Taxation of products or services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of on demand software solutions, which could harm our business and operating results.

Our business is subject to the risks of international operations.

Compliance with complex foreign and U.S. laws and regulations that apply to our international operations increases our cost of doing business. These numerous and sometimes conflicting laws and regulations include internal control and disclosure rules, data privacy and filtering requirements, anti-corruption laws, such as the Foreign Corrupt Practices Act, and other local laws prohibiting corrupt payments to governmental officials, and antitrust and competition regulations, among others.

Violations of these laws and regulations could result in fines and penalties, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business and on our ability to carry on operations in one or more countries, and could also materially affect our brand, our international expansion efforts, our ability to attract and retain employees, our business, and our operating results. Although we have implemented policies and procedures designed to ensure compliance with these laws and regulations, there can be no assurance that our employees, contractors, or agents will not violate our policies.

In addition, we are subject to a variety of risks inherent in doing business internationally, including:

•	political, social, or economic instability, terrorist attacks and security concerns in general;

•	limitations of local infrastructure;

•	fluctuations in currency exchange rates;

•	higher levels of credit risk and payment fraud;

•	reduced protection for intellectual property rights in some countries;

•	difficulties in staffing and managing global operations and the increased travel, infrastructure, and legal compliance costs associated with multiple international locations; and

•	compliance with statutory equity requirements and management of tax consequences.

If we are unable to manage the complexity of our international operations successfully, our financial results could be adversely affected.

Our LeasingDesk insurance business is subject to governmental regulation which could reduce our profitability or limit our growth.

Through our wholly owned subsidiary, Multifamily Internet Ventures LLC, we hold insurance agent licenses from a number of individual state departments of insurance and are subject to state governmental regulation and supervision in connection with the operation of our LeasingDesk insurance business. This state governmental supervision could reduce our profitability or limit the growth of our LeasingDesk insurance business by increasing the costs of regulatory compliance, limiting or restricting the solutions we provide or the methods by which we provide them or subjecting us to the possibility of regulatory actions or proceedings. Our continued ability to maintain these insurance agent licenses in the jurisdictions in which we are licensed depends on our compliance with the rules and regulations promulgated from time to time by the regulatory authorities in each of these jurisdictions. Furthermore, state insurance departments conduct periodic examinations, audits and investigations of the affairs of insurance agents.

In all jurisdictions, the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, we may be precluded or temporarily suspended from carrying on some or all of the activities of our LeasingDesk insurance business or otherwise be fined or penalized in a given jurisdiction. No assurances can be given that our LeasingDesk insurance business can continue to be conducted in any given jurisdiction as it has been conducted in the past.

We generate commission revenue from the insurance policies we sell as a registered insurance agent and if insurance premiums decline or if the insureds experience greater than expected losses, our revenues could decline and our operating results could be harmed.

Through our wholly owned subsidiary, Multifamily Internet Ventures LLC, a managing general insurance agency, we generate commission revenue from offering liability and renter’s insurance. Additionally, Multifamily

Internet Ventures LLC has recently commenced the sale of additional insurance products, including auto and other personal lines insurance, to residents that buy renter’s insurance from us. These policies are ultimately underwritten by various insurance carriers. Some of the property owners and managers that participate in our programs opt to require residents to purchase rental insurance policies and agree to grant to Multifamily Internet Ventures LLC exclusive marketing rights at their properties. If demand for residential rental housing declines, property owners and managers may be forced to reduce their rental rates and to stop requiring the purchase of rental insurance in order to reduce the overall cost of renting. If property owners or managers cease to require renter’s insurance, elect to offer policies from competing providers or insurance premiums decline, our revenues from selling insurance policies will be adversely affected.

Additionally, one type of commission paid by insurance carriers to Multifamily Internet Ventures LLC is contingent commission, which is based on claims experienced at the properties for which the residents purchase insurance. In the event that claims by the insureds increase unexpectedly, the contingent commission we typically earn will be adversely affected. As a result, our quarterly operating results could fall below the expectations of analysts or investors, in which event our stock price may decline.

Multifamily Internet Ventures LLC is required to maintain a 50-state general agency insurance license as well as individual insurance licenses for each sales agent involved in the solicitation of insurance products. Both the agency and individual licenses require compliance with state insurance regulations, payment of licensure fees, and continuing education programs. In the event that regulatory compliance requirements are not met, Multifamily Internet Ventures LLC could be subject to license suspension or revocation, state Department of Insurance audits, and regulatory fines. As a result, our ability to engage in the business of insurance could be restricted, and our operating revenue will be adversely affected.

Our ability to use net operating losses to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. Our ability to utilize NOLs of companies that we may acquire in the future may be subject to limitations. Future changes in our stock ownership, some of which are outside of our control, could result in an ownership change under Section 382 of the Internal Revenue Code. For these reasons, we may not be able to utilize a material portion of the NOLs reflected on our balance sheet, even if we maintain profitability.

If we are required to collect sales and use taxes on the solutions we sell in additional taxing jurisdictions, we may be subject to liability for past sales and our future sales may decrease.

States and some local taxing jurisdictions have differing rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that may change over time. We review these rules and regulations periodically and currently collect and remit sales taxes in taxing jurisdictions where we believe we are required to do so. However, additional state and/or local taxing jurisdictions may seek to impose sales or other tax collection obligations on us, including for past sales. A successful assertion that we should be collecting additional sales or other taxes on our solutions could result in substantial tax liabilities for past sales, discourage customers from purchasing our solutions or may otherwise harm our business and operating results. This risk is greater with regard to solutions acquired through acquisitions.

We may also become subject to tax audits or similar procedures in jurisdictions where we already collect and remit sales taxes. A successful assertion that we have not collected and remitted taxes at the appropriate levels may also result in substantial tax liabilities for past sales. Liability for past taxes may also include very substantial interest and penalty charges. Our customer contracts provide that our customers must pay all applicable sales and similar taxes. Nevertheless, customers may be reluctant to pay back taxes and may refuse responsibility for interest or penalties associated with those taxes. If we are required to collect and pay back taxes and the associated interest and penalties, and if our customers fail or refuse to reimburse us for all or a portion of these amounts, we will incur unplanned expenses that may be substantial. Moreover, imposition of such taxes on our solutions going forward will effectively increase the cost of such solutions to our customers and may adversely affect our ability to retain existing customers or to gain new customers in the areas in which such taxes are imposed.

Changes in our effective tax rate could harm our future operating results.

We are subject to federal and state income taxes in the United States and various foreign jurisdictions, and our domestic and international tax liabilities are subject to the allocation of expenses in differing jurisdictions. Our tax rate is affected by changes in the mix of earnings and losses in jurisdictions with differing statutory tax rates, including jurisdictions in which we have completed or may complete acquisitions, certain non-deductible expenses arising from the requirement to expense stock options and the valuation of deferred tax assets and liabilities, including our ability to utilize our net operating losses. Increases in our effective tax rate could harm our operating results.

We rely on our management team and need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.

Our success and future growth depend on the skills, working relationships and continued services of our management team. The loss of our Chief Executive Officer or other senior executives could adversely affect our business. Our future success also will depend on our ability to attract, retain and motivate highly skilled software developers, marketing and sales personnel, technical support and product development personnel in the United States and internationally. All of our employees work for us on an at-will basis. Competition for these types of personnel is intense, particularly in the software industry. As a result, we may be unable to attract or retain qualified personnel. Our inability to attract and retain the necessary personnel could adversely affect our business.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork fostered by our culture, and our business may be harmed.

We believe that a strong corporate culture that nurtures core values and philosophies is essential to our long-term success. We call these values and philosophies the “RealPage Promise” and we seek to practice the RealPage Promise in our actions every day. The RealPage Promise embodies our corporate values with respect to customer service, investor communications, employee respect and professional development and management decision-making and leadership. As our organization grows and we are required to implement more complex organizational structures, we may find it increasingly difficult to maintain the beneficial aspects of our corporate culture which could negatively impact our future success.

Risks Related to Ownership of our Common Stock

The concentration of our capital stock owned by insiders may limit your ability to influence corporate matters.

Our executive officers, directors, and entities affiliated with them together beneficially owned approximately 51.3% of our common stock as of June 30, 2012. Further, Stephen T. Winn, our President, Chief Executive Officer and Chairman of the Board, and entities beneficially owned by Mr. Winn held an aggregate of approximately 36.9% of our common stock as of June 30, 2012. This significant concentration of ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Mr. Winn and entities beneficially owned by Mr. Winn may control our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other stockholders.

The trading price of our common stock price may be volatile.

The trading price of our common stock could be subject to wide fluctuations in response to various factors, including, but not limited to, those described in this “Risk Factors” section, some of which are beyond our control. Factors affecting the trading price of our common stock include:

•	variations in our operating results or in expectations regarding our operating results;

•	variations in operating results of similar companies;

•	announcements of technological innovations, new solutions or enhancements, strategic alliances or agreements by us or by our competitors;

•	announcements by competitors regarding their entry into new markets, and new product, service and pricing strategies;

•	marketing, advertising or other initiatives by us or our competitors;

•	the gain or loss of customers;

•	threatened or actual litigation;

•	major changes in our board of directors or management;

•	recruitment or departure of key personnel;

•	changes in the estimates of our operating results or changes in recommendations by any research analysts that elect to follow our common stock;

•	market conditions in our industry and the economy as a whole;

•	the overall performance of the equity markets;

•	sales of our shares of common stock by existing stockholders;

•	volatility in our stock price, which may lead to higher stock-based compensation expense under applicable accounting standards; and

•	adoption or modification of regulations, policies, procedures or programs applicable to our business.

In addition, the stock market in general, and the market for technology and specifically Internet-related companies, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may harm the market price of our common stock regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and our resources, whether or not we are successful in such litigation.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

As of June 30, 2012, we had 73,658,956 shares of common stock outstanding. Of these shares, 72,626,599 were immediately tradable without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

In connection with this offering, the selling stockholders and certain other stockholders, who will hold an aggregate of approximately 31,448,654 million shares following this offering, have entered into lock-up agreements with the underwriter as described in this prospectus under the heading “Underwriting” and pursuant to which such stockholders have agreed, among other things, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, without the prior written consent of the underwriter, through October 13, 2012.

After this offering, holders of approximately 30,978,467 million shares, or approximately 42.1%, of our outstanding common stock as of June 30, 2012, will be entitled to rights with respect to the registration of these shares under the Securities Act. If we register their shares of common stock, these stockholders could sell those shares in the public market without being subject to the volume and other restrictions of Rule 144 and Rule 701.

In addition, we have registered approximately 20,934,259 shares of common stock that have been issued or reserved for future issuance under our stock incentive plans. Of these shares, 3,524,928 shares were eligible for sale upon the exercise of vested options as of June 30, 2012.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	a classified board of directors whose members serve staggered three-year terms;

•	not providing for cumulative voting in the election of directors;

•	authorizing our board of directors to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

•	prohibiting stockholder action by written consent; and

•	requiring advance notification of stockholder nominations and proposals.

These and other provisions of our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.

If securities analysts do not continue to publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

We expect that the trading price for our common stock may be affected by research or reports that industry or financial analysts publish about us or our business. If one or more of the analysts who cover us downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

We do not anticipate paying any dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we do not pay cash dividends, you would receive a return on your investment in our common stock only if the market price of our common stock has increased when you sell your shares. In addition, the terms of our credit facilities currently restrict our ability to pay dividends.

SELLING STOCKHOLDERS

The following table, which was prepared based on information supplied to us by the selling stockholders, sets forth the name of each of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders and the number of shares to be offered by each of the selling stockholders pursuant to this prospectus supplement. The table also provides information regarding the beneficial ownership of our common stock by each of the selling stockholders as adjusted to reflect the assumed sale of all of the shares of common stock offered under this prospectus supplement. The ownership percentage indicated in the following table is based on 74,960,186 outstanding shares of RealPage, Inc. common stock as of August 31, 2012.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, restricted stock or warrants held by that person that are currently exercisable or exercisable within 60 days of August 31, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The following assumes no exercise by the underwriter of their right to purchase up to 600,000 additional shares.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering
	Shares	Percentage		Shares	Percentage
Apax Excelsior VI, L.P. and related entities(1)	8,005,919	10.7%	4,000,000	4,005,919	5.3%

(1)	Represents 6,841,064 shares held by Apax Excelsior VI, L.P., 558,811 shares held by Apax Excelsior VI-A C.V., 372,272 shares held by Apax Excelsior VI-B C.V. and 233,772 shares held by Patricof Private Investment Club III, L.P. Apax Managers, Inc., or Apax Managers, is the general partner of Apax Excelsior VI Partners, L.P., or Apax Excelsior VI Partners, which is the general partner of each of Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., Apax Excelsior VI-B C.V. and Patricof Private Investment Club III, or the Apax Funds. John F. Megrue is the sole director of Apax Managers, Inc. and may be deemed to have voting and dispositive power over the shares held by the Apax Funds. Mr. Megrue disclaims beneficial ownership over the shares held by the Apax Funds except to the extent of his pecuniary interest therein. In this offering, each of the Apax Funds will sell the following number of shares of common stock: Apax Excelsior VI, L.P. will sell 3,418,000; Apax Excelsior VI-A C.V. will sell 279,200; Apax Excelsior VI-B C.V. will sell 186,000; and Patricof Private Investment Club III, L.P. will sell 116,800. The address of the Apax Funds and their affiliated entities and individuals is 601 Lexington Avenue, New York, New York 10022. Each of the Apax Funds is a party to our Second Amended and Restated Registration Rights Agreement dated February 22, 2008. Jason A. Wright is an affiliate of the Apax Funds and is a member of our board of directors.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. The selling stockholders will receive all net proceeds from the sale of shares of our common stock in this offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders of the ownership and disposition of our common stock issued pursuant to this offering, but it does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code); or

•	persons deemed to sell our common stock under the constructive sale provisions of the Internal Revenue Code.

In addition, if a partnership or entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships and other entities or arrangements taxed as partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the ownership and disposition of our common stock.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is any holder (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made an election to be treated as a U.S. person.

Distributions

We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce the recipient’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Common Stock.”

Any dividend paid to a non-U.S. holder generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividend is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are exempt from this withholding tax. In order to obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if dividends received by a corporate non-U.S. holder are effectively connected with such holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, such dividend is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), such dividend may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if such non-U.S. holder actually or constructively held more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Internal Revenue Code.

If the recipient is a non-U.S. holder described in the first bullet above, the recipient will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the recipient is an individual non-U.S. holder described in the second bullet above, the recipient will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though the recipient is not considered a resident of the United States).

Non-U.S. holders should consult any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, the name and address of each such recipient, and the amount of tax withheld, if any. A similar report will be sent to the holder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to information reporting and backup withholding at a current rate of 28.0% (scheduled to increase to 31.0% for taxable years beginning after December 31, 2012) unless the non-U.S. holder establishes an exemption, for example, by properly certifying non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Legislation

Recently enacted legislation and administrative guidance generally will impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners). The legislation also will generally impose a U.S. federal withholding tax of 30% on dividends and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain transition rules, any obligation to withhold under the new legislation with respect to dividends on our common stock will not begin until January 1, 2014 and, with respect to gross proceeds of a disposition of our common stock, will not begin until January 1, 2015. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

RealPage, Inc., the selling stockholders and Credit Suisse Securities (USA) LLC have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, Credit Suisse Securities (USA) LLC has agreed to purchase shares of our common stock from the selling stockholders at $24.75 per share (representing $99,000,000 aggregate proceeds to the selling stockholders).

The underwriting agreement provides that the obligations of the underwriter to purchase the common stock offered hereby are subject to certain conditions precedent and that the underwriter will purchase all of the common stock offered by this prospectus supplement, other than those covered by the underwriter’s option to purchase additional shares described below, if any of these shares are purchased.

The underwriter will offer the shares of common stock for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of those methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter may do so by selling the shares of common stock to or through broker/dealers, who may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and/or the purchasers of the shares of common stock for whom they may act as agents. In connection with the sale of the shares of common stock, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts, and the underwriter may also receive commissions from the purchasers of the shares of common stock for whom it may act as agent. The underwriter and any broker/dealers that participate with the underwriter in the distribution of the shares of common stock may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the shares of common stock by them may be deemed to be underwriting discounts or commissions.

Credit Suisse Securities (USA) LLC may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

The selling stockholders have granted to the underwriter an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase in whole or in part up to 600,000 additional shares of common stock from the selling stockholders at the price per share set forth in the first paragraph in this “Underwriting” section, to cover over-allotments. The underwriter may exercise this option only to the extent the underwriter sells more than 4,000,000 shares of common stock in this offering. Full exercise of this option by the underwriter would result in an additional $14,850,000 aggregate proceeds to the selling stockholders.

We and the selling stockholders estimate that the total expenses of this offering payable by us will be approximately $323,385 . We will pay all expenses of this offering, including expenses of the selling stockholders pursuant to the Second Amended and Restated Registration Rights Agreement dated as of February 22, 2008 described under “Description of Capital Stock — Registration Rights” in the accompanying prospectus, other than the underwriting discounts and commissions attributable to shares sold by the selling stockholders.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 30 days after the date of this prospectus supplement, except grants of, or issuances pursuant to the exercise of, employee stock options granted pursuant to the terms of a plan now in effect and limited issuances in connection with acquisitions and other strategic transactions so long as such recipients execute a lock-up agreement in the form described below covering the remaining portion of the 30 day-period after the date of this prospectus supplement.

Subject to certain exceptions, the selling stockholders, our executive officers and our directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 30 days after the date of this prospectus. Such exceptions to the lock-up agreements includes an exception that permits the applicable stockholders to enter into a written plan meeting the requirements of Rule 10b5-1(c) under the Exchange Act, provided that no sales of our securities may occur under such plan during the lock-up period, or to engage in trades of our securities under any existing Rule 10b5-1 plan. In addition, each executive officer and director may also transfer up to 75,000 shares during the lock-up period.

We and the selling stockholders have agreed to indemnify the underwriter against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect of any of these liabilities.

In connection with the offering, the underwriter may purchase and sell our common stock in the open market, in accordance with Regulation M under the Exchange Act where applicable. These transactions may include short sales and purchases to cover positions created by short sales. If the underwriter commences these activities, it may discontinue them at any time.

Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriter’s option to purchase additional common stock from the selling stockholders in the offering. The underwriter may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriter’s option to purchase additional shares. Naked short sales are any sales in excess of the option to purchase additional shares. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Purchases to cover a short position, as well as other purchases by the underwriter for their own account, may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

A prospectus supplement in electronic format may be made available on Internet web sites maintained by the underwriter of this offering. Other than the prospectus supplement in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by the underwriter is not part of the prospectus supplement or the registration statement of which the prospectus supplement forms a part.

The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of securities may not be made to the public in that Member State, other than:

(a) to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

(c) in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus and any other material in relation to the shares described herein may only be distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Residents of Japan

Shares of our common stock may not be directly or indirectly offered or sold in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Hong Kong

The common stock may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the common stock which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

This prospectus or any other offering material relating to our common stock has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the common stock will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore, or the Securities and Futures Act. Accordingly our common stock may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or any other offering material relating to our common stock be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

Germany

Each person who is in possession of this prospectus is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act, Wertpapier-Verkaufsprospektgesetz, or the Act, of the Federal Republic of Germany has been or will be published with respect to our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in (offentliches Angebot) within the meaning of the Act with respect to any of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

France

The shares of common stock are being issued and sold outside the Republic of France and, in connection with their initial distribution, may not be offered or sold, directly or indirectly, to the public in the Republic of France, and this prospectus or any offering material related to the shares of common stock may not be distributed or caused to be distributed to the public in the Republic of France, and such offers, sales and distributions may be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998.

The Netherlands

Our common stock may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in the Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities (hereinafter, the Professional Investors), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our common stock is publicly announced (whether electronically or otherwise) in the Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our common stock, and this prospectus or any other offering material relating to our common stock may not be considered an offer or the prospect of an offer to sell or exchange our common stock.

Italy

No prospectus has or will be registered in the Republic of Italy with the Italian Stock Exchange Commission (Commissione Nazionale per le Societá di Borsa), or Consob, pursuant to the Prospectus Directive and Italian laws and regulations on financial products. Accordingly, the common stock may not be offered, sold or delivered in the Republic of Italy, and copies of this prospectus or any other document relating to the common stock may not be distributed in the Republic of Italy, except to (a) qualified investors (investori qualificati), or the Qualified Investors, pursuant to Article 100 of Legislative Decree no. 58 dated February 24, 1998, as amended, or the Financial Act, as defined in Article 34-ter of Consob Regulation no. 11971 dated May 14. 1999, as amended, Regulation no. 11971; or (b) in circumstances where there is an exemption from the rules governing an offer to the public of financial products pursuant to Article 94 et seq. of the Financial Act, and to Regulation no. 11971. Any offer, sale or delivery of the common stock in the Republic of Italy must be (a) made by an investment firm, a bank or financial intermediary authorized to engage in such activities in Italy, in compliance with the Financial Act and with Legislative Decree no. 385 dated September 1, 1993, as amended and Consob Regulation no. 16190 dated October 29, 2007, as amended, and any other applicable law and regulation; and (b) in compliance with any applicable Italian laws and regulations and any other condition or limitation that may be imposed by Consob, the Bank of Italy (Banca d’Italia) and any other relevant Italian authorities.

Switzerland

The common stock may not and will not be publicly offered, distributed or re-distributed in or from Switzerland and neither this prospectus nor any other solicitation for investments in the common stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 652a and 1156 of the Swiss Code of Obligations. This prospectus may not be copied, reproduced, distributed or passed on to others without the prior written consent of the international underwriters. This prospectus is not a prospectus within the meaning of Articles 652a and 1156 of the Swiss Code of Obligations or a listing prospectus according to the Listing Rules of the SIX Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common stock on any Swiss stock exchange or other Swiss regulated market and this prospectus may not comply with the information required under the relevant listing rules.

Notice to Canadian Residents

Resale Restrictions

The distribution of the common stock in Canada is being made only in the provinces of Ontario, Quebec, Alberta, British Columbia and Manitoba on a private placement basis exempt from the requirement that we and the Selling Stockholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing common stock in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us, the Selling Stockholder and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus and Registration Exemptions,

•

the purchaser is a “Canadian permitted client” as defined in National Instrument 31-103 - Registration Requirements and Exemptions, or as otherwise interpreted and applied by the Canadian Securities Administrators,

•	where required by law, the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•

the purchaser acknowledges and consents to the provision of specified information concerning the purchase of the common stock to the regulatory authority that by law is entitled to collect the information, including certain personal information. For purchasers in Ontario, questions about such indirect collection of personal information should be directed to Administrative Support Clerk, Ontario Securities Commission, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or on (416) 593-3684.

Rights of Action – Ontario Purchasers

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us and the Selling Stockholder(s) in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the Selling Stockholder. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the Selling Stockholder, will have no liability. In the case of an action for damages, we and the Selling Stockholder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the Selling Stockholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas. The underwriter is being advised as to certain legal matters by Simpson Thacher & Bartlett LLP, Palo Alto, California.

EXPERTS

The consolidated financial statements and schedule of RealPage, Inc. appearing in RealPage, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of RealPage, Inc.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Senior-Living.com, Inc. as of December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of Whitley Penn LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Multifamily Technology Solutions, Inc. and subsidiaries (d/b/a MyNewPlace) as of and for the years ended December 31, 2010 and 2009, incorporated by reference herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the uncertainty of the ability of Multifamily Technology Solutions, Inc. and subsidiaries (d/b/a MyNewPlace) to continue as a going concern) incorporated by reference herein, and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Common Stock

This prospectus relates to the sale of shares of common stock of RealPage, Inc. by the selling stockholders identified in this prospectus. We are not selling any securities under this prospectus or any supplement to this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders. This prospectus provides you with a general description of the shares that may be offered under this prospectus. Each time the selling stockholders decide to sell shares of common stock, to the extent required, we will provide you with a prospectus supplement that will contain specific information about the price and terms of that offering. The prospectus supplement may add to, change or update information contained in this prospectus.

The selling stockholders may offer and sell shares of common stock described in this prospectus or any supplement in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of common stock in the section entitled “Plan of Distribution” on page 11 and in any supplement to this prospectus.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “RP.” On September 12, 2012, the last reported sale price for our common stock on The NASDAQ Global Select Market was $26.26 per share.

Investing in our common stock involves risks. See “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, in our subsequent periodic filings with the Securities and Exchange Commission incorporated by reference in this prospectus and in the applicable prospectus supplement or any related free writing prospectuses that we have authorized for use in connection with a specific offering.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 13, 2012

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the related offering. The information contained in this prospectus is current only as of its date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under the automatic shelf process, any selling stockholder named in this prospectus or (as permitted by SEC regulations) named in a prospectus supplement may offer and sell, from time to time, shares of our common stock. Such selling stockholder will also be required to provide a prospectus supplement containing specific information about us or such selling stockholder and the terms on which our common stock is being offered and sold. We may also add, update or change in a prospectus supplement information contained in this prospectus.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein as described under “Available Information,” and any free writing prospectus that we or such selling stockholder prepare and distribute. Neither we nor any selling stockholder have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, the accompanying prospectus supplement or any such free writing prospectus.

Selling stockholders may only offer to sell, and seek offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

As permitted by the rules and regulations of the SEC, this prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus, any prospectus supplement or any other offering materials is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

Unless the context indicates otherwise, the terms “RealPage,” “Company,” “we” and “our” in this prospectus refer to RealPage, Inc. and its consolidated subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available to the public from our website at www.realpage.com. However, the information on our website does not constitute a part of this prospectus, nor is it incorporated by reference herein.

In this document, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

•

our Annual Report on Form 10-K for the year ended December 31, 2011, including portions of our Proxy Statement on Schedule 14A filed with the SEC on April 12, 2012, to the extent incorporated by reference into the most recent Annual Report on Form 10-K;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012;

•

our Current Reports on Form 8-K dated as of July 29, 2011; August 24, 2011; February 21, 2012; February 22, 2012; April 4, 2012; June 6, 2012; June 14, 2012; June 27, 2012; July 2, 2012; and August 2, 2012 (Item 5.02 only);

•	our Current Reports on Form 8-K/A dated as of October 11, 2011 and November 4, 2011; and

•	the description of our common stock contained in our Registration Statement on Form 8-A dated August 9, 2010.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 (including any financial statements or other exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

RealPage hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus, including any exhibits that are specifically incorporated by reference in such documents. Requests for such copies should be directed to our Investor Relations department, at the following address:

RealPage, Inc.

4000 International Parkway

Carrollton, Texas 75007

(972) 820-3773

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into the registration statement of which this prospectus is a part contain forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts, “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These important factors include those that we discuss in the documents incorporated by reference and in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, any prospectus supplement and the information incorporated by reference before making an investment decision. You should pay special attention to any “Risk Factor” included in any document incorporated by reference herein, to determine whether an investment in our common stock is appropriate for you.

General

We are a leading provider of on demand software solutions for the rental housing industry. Our broad range of property management solutions enables owners and managers of single-family and a wide variety of multi-family rental property types to manage their marketing, pricing, screening, leasing, accounting, purchasing and other property operations. Our on demand software solutions are delivered through an integrated software platform that provides a single point of access and a shared repository of prospect, resident and property data. By integrating and streamlining a wide range of complex processes and interactions among the rental housing ecosystem of owners, managers, prospects, residents and service providers, our platform helps optimize the property management process and improves the experience for all of these constituents. Our solutions enable property owners and managers to optimize revenues and reduce operating costs through higher occupancy, improved pricing methodologies, new sources of revenue from ancillary services, improved collections and more integrated and centralized processes.

Corporate Information

We were incorporated in the State of Delaware in December 2003 through a merger with our predecessor entity, RealPage, Inc., a Texas corporation, which was originally incorporated in November 1998 as Seren Capital Acquisition Corp. Our principal executive offices are located at 4000 International Parkway, Carrollton, Texas 75007, and our telephone number is (972) 820-3000. Our website address is www.realpage.com. The information on, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors identified in any applicable prospectus supplement and in any related free writing prospectuses that we have authorized for use in connection with a specific offering, as well as in our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act incorporated by reference herein and/or included in any prospectus supplement, in addition to the other information contained in this prospectus, any applicable prospectus supplement, the documents incorporated by reference herein or therein, and in any free writing prospectuses that we have authorized for use in connection with a specific offering, before deciding whether to purchase any of our common stock. Our business, prospects, financial condition or operating results could be materially adversely affected by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described in the documents incorporated by reference, you should also refer to the other information contained in or incorporated by reference in the prospectus, including our consolidated financial statements and the related notes, before deciding to purchase any shares of our common stock.

SELLING STOCKHOLDERS

Information regarding the beneficial ownership of our common stock by the Apax Funds (as defined below) is set forth in the following table. Information regarding the beneficial ownership of our common stock by other selling stockholders, the numbers of shares being offered by other selling stockholders and the number of shares beneficially owned by other selling stockholders after the applicable offering, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

The ownership percentage indicated in the following table is based on 74,960,186 outstanding shares of RealPage, Inc. common stock as of August 31, 2012.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, restricted stock or warrants held by that person that are currently exercisable or exercisable within 60 days of August 31, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering
	Shares	Percentage		Shares	Percentage
Apax Excelsior VI, L.P. and related entities(1)	8,005,919	10.7%	4,600,000	3,405,919	4.5%

(1)

Represents 6,841,064 shares held by Apax Excelsior VI, L.P., 558,811 shares held by Apax Excelsior VI-A C.V., 372,272 shares held by Apax Excelsior VI-B C.V. and 233,772 shares held by Patricof Private Investment Club III, L.P. Apax Managers, Inc., or Apax Managers, is the general partner of Apax Excelsior VI Partners, L.P., or Apax Excelsior VI Partners, which is the general partner of each of Apax Excelsior VI, L.P., Apax Excelsior VI-A C.V., Apax Excelsior VI-B C.V. and Patricof Private Investment Club III, or the Apax Funds. John F. Megrue is the sole director of Apax Managers, Inc. and may be deemed to have voting and dispositive power over the shares held by the Apax Funds. Mr. Megrue disclaims beneficial ownership over the shares held by the Apax Funds except to the extent of his pecuniary interest therein. In this offering, each of the Apax Funds will sell the following number of shares of common stock: Apax Excelsior VI, L.P. will sell 3,930,700; Apax Excelsior VI-A C.V. will sell 321,080; Apax Excelsior VI-B C.V. will sell 213,900; and Patricof Private Investment Club III, L.P. will sell 134,320. The address of the Apax Funds and their affiliated entities and individuals is 601 Lexington Avenue, New York, New York 10022. Each of the Apax Funds is a party to our Second Amended and Restated Registration Rights Agreement dated February 22, 2008. Jason A. Wright is an affiliate of the Apax Funds and is a member of our board of directors.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. The selling stockholders will receive all net proceeds from the sale of shares of our common stock in this offering.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and provisions of our certificate of incorporation and bylaws, as each is in effect as of the date of this prospectus. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which are incorporated by reference as exhibits to this registration statement. References in this section to “the company,” “we,” “us” and “our” refer to RealPage, Inc. and not to any of its subsidiaries.

Our authorized capital stock consists of 135,000,000 shares, with a par value of $0.001 per share, of which:

•	125,000,000 shares are designated as common stock; and

•	10,000,000 shares are designated as preferred stock.

At June 30, 2012, we had outstanding 73,658,956 shares of common stock, held of record by 692 stockholders. In addition, at June 30, 2012, we had outstanding options to acquire 7,210,391 shares of common stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event we liquidate, dissolve or wind up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion or subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series, to fix the number of shares of any such series and the designation thereof and to fix the rights, preferences, privileges and restrictions granted to or imposed upon such preferred stock, including dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption prices, liquidation preference and sinking fund terms, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of our common stock. The issuance of preferred stock or even the ability to issue preferred stock could have the effect of delaying, deterring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Registration Rights

Each of the following summaries does not purport to be complete and is qualified in its entirety by the provisions of the applicable agreement, a copy of which is incorporated by reference as an exhibit to this registration statement.

Second Amended and Restated Registration Rights Agreement

We have entered into a Second Amended and Restated Registration Rights Agreement dated February 22, 2008, or the Registration Rights Agreement, with certain of our stockholders, pursuant to which the holders shares of our common stock, or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. These rights include demand registration rights, short-form registration rights and piggyback registration rights.

Demand registration rights. Under the terms of the Registration Rights Agreement, the holders of a majority of our then outstanding Series A Convertible Preferred Stock and the holders of a majority of our then outstanding Series A1 Convertible Preferred Stock each may make a written request to us for the registration of the offer and sale of all or part of the shares having registration rights, or registrable securities, under the Securities Act if the amount of registrable securities to be registered has an aggregate market value, based upon the offering price to the public, equal to at least $10 million. We will be required, upon such written request, to deliver notice of such registration request to the other holders of registrable securities within ten days after our receipt of the request and to use our best efforts to effect the requested registration within 90 days after we have given written notice. We are required to effect only two registrations pursuant to this provision of the registration agreement at the request of holders of a majority of the Series A Convertible Preferred Stock and one registration pursuant to this provision of the registration statement at the request of holders of a majority of the Series A1 Convertible Preferred Stock.

Short-form registration rights. If we are eligible to file a registration statement on Form S-3 or any successor form with similar “short-form” disclosure requirements, the holders of registrable securities under the Registration Rights Agreement have unlimited rights to request registration of their shares on Form S-3 provided that the registrable securities to be registered have an aggregate market value, based upon the offering price to the public, equal to at least $2.5 million. We are not required to effect more than two short form registrations in any 12-month period.

Piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of the registrable securities under the Registration Rights Agreement are entitled to include their registrable securities in the registration subject to certain exceptions relating to employee benefit plans and mergers and acquisitions. The managing underwriters of any underwritten offering may limit the number of registrable securities included in the underwritten offering if the underwriters believe that including these shares would materially or adversely affect the offering subject to certain limitations.

Expenses. All fees, costs and expenses of registrations pursuant to the Registration Rights Agreement will be borne by us except for the underwriting fees, discounts or commissions attributable to the sale of the registrable securities, which shall be borne by the holders selling such registrable securities in the registration.

1998 Shareholders Agreement

We have also entered into a Shareholders Agreement with certain of our stockholders dated December 1, 1998, as amended, or the 1998 Shareholders Agreement, pursuant to which certain holders of our common stock, or their permitted transferees, are entitled to piggyback registration rights for registrations occurring after a public market for shares of our common stock has been established. Under the terms of the 1998 Shareholders Agreement, a public market for shares of our common stock has been established when at least 15% of our common stock has been sold pursuant to one or more effective registration statements under the Securities Act and our common stock is publicly traded in the over-the-counter market or is listed on a national securities exchange.

Piggyback registration rights. Under the terms of the 1998 Shareholders Agreement, if we register shares of our common stock for sale to the public after the establishment of a public market for the shares, the holders of shares having registration rights under the 1998 Shareholders Agreement, or registrable shares, are entitled to include their registrable shares in the registration subject to certain exceptions relating to employee benefit plans and mergers and acquisitions. The managing underwriters of any underwritten offering may limit the number of registrable shares included in the underwritten offering if the underwriters believe that including these shares would materially or adversely affect the offering subject to certain limitations.

Expenses. All fees, costs and expenses of piggyback registrations pursuant to the 1998 Shareholders Agreement will be borne by us except for the fees of counsel to the selling holders and underwriting fees, discounts or commissions attributable to the sale of the registrable shares, which will be borne by the selling holders.

SL Registration Rights Agreement

We have entered into a Registration Rights Agreement dated July 29, 2011, or the SL Registration Rights Agreement, with certain of our stockholders. Under the terms of the SL Registration Rights Agreement, if at any time prior to December 31, 2014, we propose to register any of our securities for sale to the public for our own account or the account of any of our security holders, the holders of the shares of common stock issued in payment of any portion of the purchase price of our acquisition of Senior-Living.com, Inc. shall be entitled to include their shares in the registration, subject to certain exceptions relating to employee benefit plans, debt securities, mergers and acquisitions and registration forms that do not permit secondary sales.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, may have the effect of discouraging coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Undesignated preferred stock. As discussed above, our board of directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Limits on ability of stockholders to act by written consent or call a special meeting. Our certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

In addition, our bylaws provide that special meetings of the stockholders may be called only by the chairperson of our board of directors, our Chief Executive Officer, our president (in the absence of our Chief Executive Officer) or our board of directors. Our bylaws prohibit a stockholder from calling a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for advance notification of stockholder nominations and proposals. Our bylaws include advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Board Classification. Our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board.

Board vacancies filled only by majority of directors then in office. Vacancies and newly created seats on our board of directors may be filled only by our board of directors. Only our board of directors may determine the number of directors on our board of directors. The inability of stockholders to determine the number of directors or to fill vacancies or newly created seats on our board of directors makes it more difficult to change the composition of our board of directors, but these provisions promote a continuity of existing management.

No cumulative voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws do not expressly provide for cumulative voting.

Directors removed only for cause. Our certificate of incorporation provides that directors may be removed by stockholders only for cause.

Delaware anti-takeover statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•

Prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

Upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

At or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021 and its telephone number is (800) 962-4284.

The NASDAQ Global Select Market Listing

Our common stock is listed on The NASDAQ Global Select Market under the symbol “RP.”

PLAN OF DISTRIBUTION

The shares of common stock listed in the table appearing in the “Selling Stockholders” section of this prospectus are being registered to permit public secondary trading of these shares by the holder of such shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

The selling stockholders may, from time to time, sell any or all of the shares of common stock beneficially owned by them and offered hereby directly or through one or more underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the shares of our common stock as principals or as both, and who may receive compensation in the form of discounts, commissions or concessions from the selling stockholders or from the purchasers of the shares of common stock for whom they may act as agent, or a combination of any such methods of sale.

If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on The NASDAQ Global Select Market, on the over-the-counter market or otherwise, or in a combination of such methods of sale, at a fixed price or prices that may be changed, at then prevailing market prices, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

•

a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of such methods of sale; and

•	any other method permitted pursuant to applicable law.

At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement may be filed with the SEC, or a report filed pursuant to the Exchange Act, and incorporated by reference into this prospectus (which Exchange Act report will be identified in a prospectus filed to the extent required by the Securities Act), to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. If required, such prospectus supplement or post-effective amendment will be distributed. We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on The NASDAQ Global Select Market, on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus, or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Such brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares of common stock for whom they may act as agent. Such compensation may be less than or in excess of customary commissions and, with respect to broker-dealers, may be subject to the applicable guidelines of the Financial Industry Regulatory Authority, Inc. In effecting sales, broker-dealers that are engaged by the selling stockholders may arrange for other broker-dealers to participate. The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

If underwriters are used in the sale of any securities, an underwriting agreement will be executed with the underwriter at the time of sale and we will identify any underwriters or agents and describe their compensation in a prospectus supplement used to make resales of the securities to the public. In connection with the sale of the securities, the selling stockholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

To the extent the selling stockholders may be deemed to be underwriters, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholders or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities.

In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Agents and underwriters may be entitled under agreements entered into with us and the selling stockholders to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, may engage in transactions with, or perform services for, us and the selling stockholders in the ordinary course of business. The specific terms of any lock-up provisions in respect of any given offerings will be described in the applicable prospectus supplement.

Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling stockholders may transfer the shares by other means not described in this prospectus.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

Certain entities that may act as underwriters and their respective affiliates may have, from time to time, performed, and may perform in the future, various financial advisory and investment banking services for us, the selling stockholders and affiliates, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas. Any underwriters will be advised as to legal matters by Simpson Thacher & Bartlett LLP, Palo Alto, California, or such other counsel to the underwriters named in the prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of RealPage, Inc. appearing in RealPage, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2011, and the effectiveness of RealPage, Inc.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Senior-Living.com, Inc. as of December 31, 2010 and 2009, and for each of the years in the two-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the reports of Whitley Penn LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Multifamily Technology Solutions, Inc. and subsidiaries (d/b/a MyNewPlace) as of and for the years ended December 31, 2010 and 2009, incorporated by reference herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph related to the uncertainty of the ability of Multifamily Technology Solutions, Inc. and subsidiaries (d/b/a MyNewPlace) to continue as a going concern) incorporated by reference herein, and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.